UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )
________________________

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Rexford Industrial Realty, Inc.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 15, 2019
Dear Fellow Stockholder:
On behalf of the Board of Directors of Rexford Industrial Realty, Inc., a Maryland corporation, I cordially invite you to attend our Annual Meeting of Stockholders on Tuesday, May 28, 2019, at the offices of Rexford Industrial Realty, Inc. at 11620 Wilshire Boulevard, Suite 1000, Los Angeles, California, 90025 at 8:00 a.m. (Pacific Time).
The notice of meeting and Proxy Statement that follow describe the business we will consider at the meeting. We sincerely hope you will be able to attend the meeting. However, whether or not you are personally present, your vote is very important. We are pleased to offer multiple options for voting your shares. You may authorize a proxy to vote by telephone, via the internet, by mail or vote in person as described in the Proxy Statement.
Thank you for your continued support of Rexford Industrial Realty, Inc.
Sincerely yours,
Richard Ziman
Chairman of the Board of Directors

Rexford Industrial Realty, Inc.
11620 Wilshire Boulevard, Suite 1000
Los Angeles, California 90025
(310) 966-1680
NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS
Please join us for the 2019 Annual Meeting of Stockholders of Rexford Industrial Realty, Inc., a Maryland corporation (the “Annual Meeting”). The meeting will be held at 8:00 a.m. (Pacific Time), on Tuesday, May 28, 2019, at the offices of Rexford Industrial Realty, Inc. at 11620 Wilshire Boulevard, Suite 1000, Los Angeles, California, 90025.
At the Annual Meeting, our stockholders will consider and vote on the following matters:

(1)	The election of eight directors, each to serve until the next annual meeting of our stockholders and until his or her successor is duly elected and qualifies;

(2)	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019;

(3)	An advisory resolution to approve the Company’s named executive officer compensation for the fiscal year ended December 31, 2018, as described in the accompanying Proxy Statement;

(4)	Any other business properly introduced at the Annual Meeting or any postponement or adjournment of the Annual Meeting.
You must own shares of Rexford Industrial Realty, Inc. common stock at the close of business on April 4, 2019, the record date for the Annual Meeting, or hold a valid proxy from a record holder as of the record date, to attend or vote at the Annual Meeting or at any continuation, postponement or adjournment of the Annual Meeting. If you plan to attend, please bring proper photo identification and, if your shares are held in “street name” (i.e., through a broker, bank or other nominee), a copy of a brokerage statement reflecting your stock ownership as of the close of business on April 4, 2019. Regardless of whether you will attend, please authorize your proxy electronically through the internet or by telephone or by completing and mailing your proxy card so that your votes can be cast at the Annual Meeting in accordance with your instructions. For specific instructions on authorizing a proxy, please refer to the instructions on the proxy card, or if your shares are held in street name, the instructions provided by your broker, bank or other nominee. Authorizing a proxy in any of these ways will not prevent you from voting in person at the Annual Meeting if you are a stockholder of record as of the record date for the Annual Meeting or if you hold a proxy from a record holder.

By Order of the Board of Directors,

David Lanzer
General Counsel and Secretary
Los Angeles, California
April 15, 2019

PROXY STATEMENT
GENERAL
This Proxy Statement and accompanying proxy card are available beginning April 15, 2019 in connection with the solicitation of proxies by the Board of Directors of Rexford Industrial Realty, Inc., for use at the 2019 Annual Meeting of Stockholders, which we may refer to as the “Annual Meeting.” We may refer to ourselves in this Proxy Statement alternatively as the “Company,” “we,” “us” or “our” and we may refer to our Board of Directors as the “Board.” A copy of our Annual Report to Stockholders for the 2018 fiscal year, including financial statements, is being made available simultaneously with this Proxy Statement to each stockholder.
Important Notice Regarding Internet Availability of Proxy Materials for the Stockholder Meeting to be Held on May 28, 2019: The Notice of Annual Meeting of Stockholders, the Proxy Statement and our 2018 Annual Report are available at www.voteproxy.com. Website addresses referred to in this Proxy Statement are not intended to function as hyperlinks, and the information contained on any such website is not a part of this Proxy Statement.
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
Why am I receiving these materials? Our Board of Directors is making these materials available to you over the internet or by delivering paper copies to you by mail in connection with the Annual Meeting. As a stockholder, you are invited to attend the Annual Meeting and are entitled and requested to vote on the items of business described in this Proxy Statement. This Proxy Statement includes information that we are required to provide under Securities and Exchange Commission (“SEC”) rules and is designed to assist you in voting your shares.
Why did I receive a notice in the mail regarding internet availability of proxy materials instead of a paper copy of the proxy materials? Pursuant to Rule 14a-16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we have elected to provide access to our proxy materials over the internet. Accordingly, on or about April 15, 2019, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record as of April 4, 2019 while brokers, banks and other nominees who hold shares on behalf of beneficial owners will be sending their own similar notice to the beneficial owners. All stockholders will have the ability to access the proxy materials, including this Proxy Statement and our 2018 Annual Report, on the website referred to in the Notice or to request to receive a printed copy of the proxy materials. Instructions on how to request a printed copy by mail or electronically, including an option to request paper copies on an ongoing basis, may be found in the Notice and on the website referred to in the Notice. We intend to mail this Proxy Statement, together with a proxy card, to those stockholders entitled to vote at the Annual Meeting who have properly requested paper copies of such materials, within three business days of such request.
How do I vote? If you hold your shares of common stock as a record holder and you are viewing this Proxy Statement on the internet, you may vote your shares by submitting a proxy over the internet by following the instructions on the website referred to in the Notice previously mailed to you. You may also authorize a proxy by telephone or by mail as described below.
If you plan to attend the Annual Meeting and wish to vote in person, we will give you a ballot at the Annual Meeting. However, if your shares of common stock are held in the name of your broker, bank or other nominee, and you want to vote in person, you will need to obtain a legal proxy from the institution that holds your common stock.

If your common stock is held in your name, there are three ways for you to authorize a proxy:

(1)	If you received a paper copy of the proxy materials by mail, sign, date and mail the proxy card in the enclosed return envelope;

(2)	Call 1-800-776-9437; or

(3)
Log on to the internet at www.voteproxy.com and follow the instructions at that site. The website address for authorizing a proxy by internet is also provided on your Notice, as well as your unique 12-digit control number needed to access the Company’s annual meeting information located at www.voteproxy.com.

Telephone and internet proxy authorizations will close at 11:59 p.m. (Eastern Time) on May 27, 2019. If you authorize a proxy, unless you indicate otherwise, the persons named as your proxies will cast your votes FOR the election of all of the nominees named in this Proxy Statement; FOR the ratification of Ernst & Young LLP as our independent registered public accounting firm; and FOR the advisory resolution on the Company’s named executive officer compensation. The persons named as proxies will vote in their discretion on any other business properly introduced at the Annual Meeting or any postponement or adjournment of the Annual Meeting.
If your shares of common stock are held in the name of your broker, bank or other nominee, you should receive separate instructions from the holder of your common stock describing how to provide voting instructions.
Even if you plan to attend the Annual Meeting, we recommend that you authorize a proxy in advance as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.
Can I vote my shares by completing and returning the Notice? No. The Notice will, however, provide instructions on how to authorize a proxy to vote your shares by telephone, by internet, by requesting and returning a paper proxy card or voting instruction card, or by submitting a ballot in person at the Annual Meeting.
Where and when is the Annual Meeting? The Annual Meeting will be held at 8:00 a.m. (Pacific Time) on Tuesday, May 28, 2019, at the offices of Rexford Industrial Realty, Inc. at 11620 Wilshire Boulevard, Suite 1000, Los Angeles, California, 90025.
What is the purpose of the Annual Meeting of Stockholders? At the Annual Meeting, stockholders will consider and vote upon matters described in the Notice of Annual Meeting and this Proxy Statement, including without limitation the election of directors and the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. In addition, once the business of the Annual Meeting is concluded, members of management will respond to questions raised by stockholders, as time permits.
Who can attend the Annual Meeting? All of our stockholders as of the close of business on April 4, 2019, the record date for the Annual Meeting, or individuals holding their duly appointed proxies, may attend the Annual Meeting. You should be prepared to present proper photo identification for admittance. Authorizing a proxy in response to this solicitation will not affect a stockholder’s right to attend the Annual Meeting and to vote in person. Please note that if you hold your common stock in “street name” (that is, through a broker, bank or other nominee), you will need to provide proof of beneficial ownership as of April 4, 2019, such as a copy of a brokerage statement reflecting your stock ownership as of April 4, 2019, a copy of the Notice of Internet Availability of Proxy Materials or voting instruction form provided by your broker, banker or other nominee, or other similar evidence of ownership, as well as your photo identification, to gain admittance to the Annual Meeting. If you hold your common stock in "street name" and you wish to vote in person at the Annual Meeting, you must obtain a "legal proxy" from your bank, broker or other nominee.

What am I voting on? At the Annual Meeting, you may consider and vote on:

(1)	the election of eight directors;

(2)	the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019;

(3)	an advisory resolution to approve the Company’s named executive officer compensation for the fiscal year ended December 31, 2018, as more fully described in this Proxy Statement; and

(4)	any other business properly introduced at the Annual Meeting.
What are the Board’s recommendations? The Board recommends a vote:

•	FOR the election of each nominee named in this Proxy Statement (see Proposal No. 1);

•	FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019 (see Proposal No. 2); and

•
FOR the advisory resolution to approve the Company’s named executive officer compensation for the fiscal year ended December 31, 2018, as more fully described in this Proxy Statement (see Proposal No. 3);

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board and in their discretion on any other business properly introduced at the Annual Meeting.
Who may vote? You may vote if you owned shares of our common stock at the close of business on April 4, 2019, which is the record date for the Annual Meeting. You are entitled to cast one vote in the election of directors for as many individuals as there are directors to be elected at the Annual Meeting and to cast one vote on each other matter properly presented at the Annual Meeting for each share of common stock you owned as of the record date. As of April 4, 2019, we had 104,027,365 shares of common stock outstanding.
Who counts the votes? A representative of American Stock Transfer & Trust Company, LLC will tabulate the votes and will act as the inspector of the election.
What is a quorum for the Annual Meeting? The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting on any matter will constitute a quorum at the Annual Meeting. No business may be conducted at the Annual Meeting if a quorum is not present.
If a quorum is not present at the Annual Meeting, the Chairman of the meeting may adjourn the Annual Meeting to another date, time or place, not later than 120 days after the original record date of April 4, 2019, without notice other than announcement at the meeting. We may also postpone the Annual Meeting by making a public announcement of the postponement before the time scheduled for the Annual Meeting.
What vote is required to approve an item of business at the Annual Meeting? To be elected as a director (Proposal No. 1), a nominee must receive the affirmative vote of a majority of the votes cast (meaning that a nominee will be elected as a director if the number of votes cast “FOR” such nominee exceeds the number of votes “AGAINST” such nominee).
To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm (Proposal No. 2) and to adopt the advisory resolution on named executive officer compensation (Proposal No. 3), the affirmative vote of a majority of the votes cast on the proposal is required (meaning the number of shares voted “FOR” a proposal must exceed the number of shares voted “AGAINST” such proposal).
If you are a stockholder of record as of the record date for the Annual Meeting and you authorize a proxy (whether by internet, telephone or mail) without specifying a choice on any given matter to be considered at this Annual Meeting, the proxy holders will vote your shares according to the Board’s recommendation on that matter. If you are a stockholder of record as of the record date for the Annual Meeting and you fail to authorize a proxy or vote in person, assuming that a quorum is present at the Annual Meeting, it will have no effect on the result of the vote on any of the matters to be considered at the Annual Meeting.
If you hold your shares through a broker, bank or other nominee, under the rules of the New York Stock Exchange (“NYSE”), your broker or other nominee may not vote with respect to certain proposals unless you have provided voting instructions with respect to that proposal. A “broker non-vote” results when a broker, bank or other nominee properly executes and returns a proxy but indicates that the nominee is not voting with respect to a particular matter because the nominee has not received voting instructions from the beneficial owner. A broker non-vote is not considered a vote cast on a proposal; however, stockholders delivering a properly-executed broker non-vote will be counted as present for purposes of determining whether a quorum is present.
If you hold your shares in a brokerage account, then, under NYSE rules and Maryland law:

•
With respect to Proposal No. 1 (Election of Directors), your broker, bank or other nominee is not entitled to vote your shares on this matter if no instructions are received from you. Broker non-votes will have no effect on the election of directors.

•	With respect to Proposal No. 2 (Ratification of Independent Registered Public Accounting Firm), your broker is entitled to vote your shares on this matter if no instructions are received from you.

•
With respect to Proposal No. 3 (Advisory Vote on the Compensation of the Named Executive Officers (“Say-on-Pay Vote”)), your broker, bank or other nominee is not entitled to vote your shares on this matter if no instructions are received from you. Broker non-votes will have no effect on the result of the vote on this proposal.

Because an abstention is not a vote cast, if you instruct your proxy or broker to “abstain” or “withhold” on any matter, it will have no effect on the vote on any of the matters to be considered at the Annual Meeting. However, if you instruct your proxy or broker to “abstain” on any or all matters, you will still be counted as present for purposes of determining whether a quorum is present.
Can I revoke my proxy? Yes, if your shares of common stock are held on record in your name, you can revoke your proxy by:

•	Filing written notice of revocation with our Secretary before the Annual Meeting at the address shown on the front of this Proxy Statement or at the Annual Meeting;

•	signing a proxy bearing a later date; or

•	attending and voting in person at the Annual Meeting.
Attendance at the Annual Meeting will not, by itself, revoke a properly-executed proxy. If your shares of common stock are held in the name of your broker, bank or other nominee, please follow the voting instructions provided by the holder of your common stock regarding how to revoke your proxy.

What happens if additional matters are presented at the Annual Meeting? Other than the three proposals described in this Proxy Statement, we are not aware of any business that may properly be brought before the Annual Meeting. If any other matters are properly introduced for a vote at the Annual Meeting and if you properly authorize a proxy, the persons named as proxy holders will vote in their discretion on any such additional matters. As of the date of this Proxy Statement, our Board is not aware of any other individual who may properly be nominated for election as a director at the Annual Meeting or of any nominee who is unable or unwilling to serve as director. If any nominee named in this Proxy Statement is unwilling or unable to serve as a director, our Board may nominate another individual for election as a director at the Annual Meeting, and the persons named as proxy holders will vote for the election of any substitute nominee.
Who pays for this proxy solicitation? We will bear the expense of preparing, printing and mailing this Proxy Statement and the proxies we solicit. Proxies may be solicited by mail, telephone, personal contact and electronic means and may also be solicited by directors and officers in person, by the internet, by telephone or by facsimile transmission, without additional remuneration.
We will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of our common stock as of the record date and will reimburse them for the cost of forwarding the proxy materials in accordance with customary practice. Your cooperation in promptly voting your shares and submitting your proxy by the internet or telephone, or by completing and returning the enclosed proxy card (if you received your proxy materials in the mail), will help to avoid additional expense.
Where can I find corporate governance materials? Our Corporate Governance Guidelines and Code of Business Conduct and Ethics and the charters for the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are available on the Company Information—Governance Documents page of the Investor Relations section on our website at www.rexfordindustrial.com.
NO PERSON IS AUTHORIZED ON OUR BEHALF TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING, OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION AND/OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THE DELIVERY OF THIS PROXY STATEMENT SHALL UNDER NO CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN OUR AFFAIRS SINCE THE DATE OF THIS PROXY STATEMENT. _____________________________________________________________________________________________
The date of this Proxy Statement is April 15, 2019.

INFORMATION ABOUT THE BOARD
PROPOSAL NO. 1
NOMINEES FOR ELECTION TO THE BOARD
At the Annual Meeting, our stockholders will elect eight directors to serve until our next annual meeting of stockholders and until their respective successors are elected and qualify. The Board seeks directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. In nominating candidates, the Board considers a diversified membership in the broadest sense, including persons diverse in experience, gender and ethnicity. The Board does not discriminate on the basis of race, color, national origin, gender, religion, disability or sexual preference. Our director nominees were nominated by the Board based on the recommendation of the Nominating and Corporate Governance Committee, or Governance Committee. They were selected on the basis of outstanding achievement in their professional careers, broad experience, personal and professional integrity, their ability to make independent analytical inquiries, financial literacy, mature judgment, high performance standards, familiarity with our business and industry, and an ability to work collegially. We also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. All nominees are presently directors of Rexford Industrial Realty, Inc. and each of the nominees has consented, if elected as a director, to serve until his or her term expires.
Your proxy holder will cast your votes for each of the Board’s nominees, unless you instruct otherwise. If a nominee is unable to serve as a director, your proxy holder will vote for any substitute nominee proposed by the Board.
The Board of Directors unanimously recommends that the stockholders vote “FOR” the eight nominees listed below.

Name	Age	Position
Richard Ziman	76	Chairman of the Board of Directors
Howard Schwimmer	58	Co-Chief Executive Officer and Director
Michael S. Frankel	56	Co-Chief Executive Officer and Director
Robert L. Antin †	69	Director
Steven C. Good †	76	Director
Diana J. Ingram †	61	Director
Tyler H. Rose †	58	Director
Peter E. Schwab †	75	Director

† Independent within the meaning of the NYSE listing standards.

Richard Ziman
Mr. Ziman has served as the Chairman of our Board since January 18, 2013 as part of the formation transactions (“formation transactions”) in connection with our initial public offering (“IPO”), which was completed on July 24, 2013. Mr. Ziman served as the Co-Founder and Chairman of our predecessor business from its inception in December 2001. Mr. Ziman’s industrial real estate experience comprises over forty years of industrial real estate investment experience overseeing his personal, family and foundation-related investments in Southern California as well as having co-founded and served as chairman of the management companies that we acquired as part of our formation transactions. Mr. Ziman’s overall commercial real estate experience also includes his role as the founding Chairman and CEO of Arden Realty, Inc. (“Arden”), a real estate investment firm focused on the commercial office real estate markets in infill Southern California. Mr. Ziman served as Arden’s Chairman of the Board and CEO from its inception in 1990 until its sale in mid-2006 to GE Real Estate in a $4.8 billion transaction involving Arden’s portfolio of approximately 18.5 million square feet in more than 200 office buildings. Arden was publicly traded on the NYSE under the symbol “ARI.” In 2006, Mr. Ziman also co-founded AVP Advisors, LLC and AVP Capital, LLC, the exclusive advisor to American Value Partners, a real estate fund of funds deploying capital on behalf of pension funds throughout the United States. In 1979, Mr. Ziman formed Pacific Financial Group, a diversified real estate investment and development firm, of which he was Managing General Partner. Mr. Ziman also serves on the boards of directors of The Rosalinde and Arthur Gilbert Foundation and The Gilbert Collection Trust. In 2001, Mr. Ziman established and endowed the Richard S. Ziman Center for Real Estate at the Anderson Graduate School of Management at the University of California at Los Angeles. Over the years, Mr. Ziman has held many significant leadership positions in the cultural, educational and social service life of Southern California. Mr. Ziman received his Bachelor’s degree and his Juris Doctor degree from the University of Southern California and practiced law as a partner of the law firm Loeb & Loeb from 1971 to 1980, specializing in transactional and financial aspects of real estate. Our Board of Directors determined that Mr. Ziman should serve as a director based on his extensive executive management experience in the industrial real estate industry and in public companies and extensive knowledge of our Company and our operations.
Howard Schwimmer
Mr. Schwimmer has served as our Co-Chief Executive Officer and as a Board member since January 18, 2013 as part of our formation transactions. Mr. Schwimmer also served as Co-Founder and Senior Managing Partner of our predecessor business since December 2001 and President of one of the management companies that we acquired as part of our formation transactions. From May 1983 until November 2001, Mr. Schwimmer, a licensed California real estate broker, served at various times as manager, executive vice president and broker of record for DAUM Commercial Real Estate. Mr. Schwimmer’s thirty-six year professional career has been dedicated entirely and exclusively to Southern California infill industrial real estate, including its acquisition, value-add improvement, management, sales, leasing and disposition. Mr. Schwimmer has extensive experience forming private and public real estate investment companies, managing real estate brokerage offices, serving on private, public and charitable boards and acquiring, repositioning, developing, leasing, selling and adding value to over 43 million square feet of industrial properties in Southern California. Mr. Schwimmer received his Bachelor’s degree from the University of Southern California in 1983 where he majored in business with an emphasis in real estate finance and development. Mr. Schwimmer serves on the USC Lusk Center Real Estate Leadership Council, is a former Board Chair of USC Hillel, and is the Allocation Committee Chair of the Los Angeles Jewish Federation, Real Estate Principals Organization. Our Board of Directors determined that Mr. Schwimmer should serve as a director based on his executive management experience in the real estate industry and extensive knowledge of our Company and our operations.

Michael S. Frankel
Mr. Frankel has served as our Co-Chief Executive Officer and as a Board member since January 18, 2013 as part of our formation transactions. Mr. Frankel served as the Chief Financial Officer of one of the management companies that we acquired as part of our formation transactions and as Managing Partner of Rexford Industrial LLC and Rexford Sponsor LLC. Mr. Frankel’s career includes twelve years co-managing our predecessor business, which exclusively focused on investing in infill Southern California industrial real estate. Mr. Frankel has focused on real estate investment, private equity investments and senior management operating roles throughout his career. Mr. Frankel was previously responsible for investments at the private equity firm “C3,” a subsidiary of the Comcast Corporation (NASD: CMCSA). Mr. Frankel also served with LEK Consulting, providing strategic advisory services to several of the world’s leading investment institutions. Mr. Frankel began his career as Vice President at Melchers & Co., a European-based firm, where he was responsible for Melchers’ U.S.-Asia operations, principally based in Beijing. Mr. Frankel brings significant public and private equity, finance and management experience to our company. Mr. Frankel has substantial experience working in China, Southeast Asia and France, and speaks Mandarin and French. Mr. Frankel is a licensed real estate broker in the state of California and a member of the Urban Land Institute. Mr. Frankel also serves on the Policy Advisory Board for the Fisher Center for Real Estate and Urban Economics at the University of California, Berkeley. Mr. Frankel earned his Bachelor of Arts degree in political economy from the University of California at Berkeley and his Masters of Business Administration from the Harvard Business School. Our Board of Directors determined that Mr. Frankel should serve as a director based on his extensive executive management and finance experience in the real estate industry and an extensive knowledge of our Company and our operations.
Robert L. Antin
Mr. Antin has served as a Board member since the completion of our IPO on July 24, 2013 and is the Chairman of our Compensation Committee. Mr. Antin was a founder of VCA Inc. (“VCA”), formerly a publicly traded national animal healthcare company purchased in 2017 by Mars Inc. VCA provides veterinary services, diagnostic testing and various medical technology products and related services to the veterinary market. Mr. Antin has served as a Chief Executive Officer and President at VCA since its inception in 1986, and served as the Chairman of the Board from inception through September 2017. Mr. Antin currently serves as a Director of B. Riley Financial (NASDAQ: RILY). From September 1983 to 1985, Mr. Antin was President, Chief Executive Officer, a Director and co-founder of AlternaCare Corp., a publicly held company that owned, operated and developed freestanding out-patient surgical centers. From July 1978 until September 1983, Mr. Antin was an officer of American Medical International, Inc., an owner and operator of health care facilities. Mr. Antin received his Bachelor’s degree from the State University of New York at Cortland and his MBA with a certification in hospital and health administration from Cornell University. Our Board of Directors determined that Mr. Antin should serve as a director based on his extensive experience as an executive at a public company which enables him to make significant contributions to the deliberations of the Board, especially in relation to operations, financings and strategic planning.

Steven C. Good
Mr. Good has served as a Board member since the completion of our IPO on July 24, 2013 and is the Chairman of our Audit Committee and a member of our Compensation Committee. Since February 2010, Mr. Good has served as a consultant for the accounting firm of Cohn Reznick LLP and provides business consulting and advisory services for a sizeable and varied client base which includes manufacturing, garment, medical services, and real estate development industries. Mr. Good founded the accounting firm of Good, Swartz, Brown & Berns (predecessor of Cohn Reznick LLP) in 1976, and served as an active Senior Partner until February 2010. From 1997 until 2005, Mr. Good served as a Director of Arden Realty, Inc., a publicly-held Real Estate Investment Trust listed on the New York Stock Exchange. Mr. Good also previously served as a Director of Kayne Anderson MLP Investment Company (NYSE: KYN) and Kayne Anderson Energy Total Return Fund, Inc. (NYSE: KYE). Mr. Good currently serves as a Director of OSI Systems, Inc. (NASDAQ: OSIS). Mr. Good holds a Bachelor of Science degree in Accounting from the University of California, Los Angeles and attended its Graduate School of Business. Our Board of Directors determined that Mr. Good should serve as a director based on his extensive audit, finance and accounting expertise as well as extensive experience as a Director of several public companies.
Diana Ingram
Diana Ingram has served as a Board member since April 17, 2018 and is a member of our Nominating and Corporate Governance Committee. Ms. Ingram is a senior business development, sales, and marketing leader with an extensive background in information technology in the U.S., Latin American and global markets. Ms. Ingram has served as Consulting Director at Oracle Consulting since 2015, where she is focused on helping corporate clients accelerate their transition to cloud computing and enhance their IT security posture. From 2013 to 2015, Ms. Ingram ran Ingram & Associates, an independent consulting firm based in Los Angeles. Prior to that, she was Executive Vice President and Head of Operations for the U.S. start-up of networking software company IBT /Realtime from 2012 to 2013, prior to which she held several key positions at IBM from 2004 to 2012, including Director of Security and Privacy Services, U.S.; Vice President of Global Sales for Wireless E-Business Solutions; Vice President of Telecommunications – Media Sector, Latin America and Director of Enterprise Content Management Software Sales, Americas. Prior to IBM, she was Senior Vice President and General Manager of Operations, West Region at Kinko's Inc., now part of FedEx from 2002 to 2003, where she oversaw 600 retail stores and 20 commercial print production centers, generating more than $1 billion in revenue annually. Active in the Southern California community, Ms. Ingram serves on the boards of directors of Goodwill of Southern California, ECMC Group, Inc. and the International Women’s Forum, Southern California affiliate. Her previous board service includes Big Brothers Big Sisters, Los Angeles, the Los Angeles Urban League and the Coalition for Clean Air. Ms. Ingram received her Bachelor of Arts degree from Stanford University and her Master of Business Administration from the Kellogg Graduate School of Management at Northwestern University. She is an associate member of the International Information System Security Certification Consortium (ISC)².

Tyler H. Rose
Mr. Rose has served as a Board member since February 23, 2015 and is the Chairman of our Nominating and Corporate Governance Committee and a member of our Audit Committee.  Mr. Rose has served as Executive Vice President and Chief Financial Officer of Kilroy Realty Corporation (NYSE: KRC) (“Kilroy”) since December 2009 after serving as Senior Vice President and Treasurer since 1997. Prior to his tenure at Kilroy, Mr. Rose was Senior Vice President, Corporate Finance of Irvine Apartment Communities, Inc. from 1995 to 1997, and was appointed Treasurer in 1996. Prior to that, Mr. Rose was Vice President, Corporate Finance of The Irvine Company from 1994 to 1995. From 1986 to 1994, Mr. Rose was employed at J.P. Morgan & Co., serving in its Real Estate Corporate Finance Group until 1992 and as Vice President of its Australia Mergers and Acquisitions Group from 1992 to 1994. Mr. Rose also served for two years as a financial analyst for General Electric Company. He serves on the Policy Advisory Board for the Fisher Center for Real Estate and Urban Economics at the University of California, Berkeley. Mr. Rose received a Master of Business Administration degree from The University of Chicago Booth School of Business and a Bachelor of Arts degree in Economics from the University of California, Berkeley. Our Board of Directors determined that Mr. Rose should serve as a director based on his extensive real estate, finance and accounting expertise and extensive experience as an executive at a public real estate investment trust.
Peter E. Schwab
Mr. Schwab has served as a Board member since February 26, 2014 and is a member of our Audit Committee, our Compensation Committee and our Nominating and Corporate Governance Committee. Mr. Schwab is a 39-year veteran of the lending industry. He retired in 2011 as Chairman and CEO of Wells Fargo Capital Finance, a leading provider of traditional asset-based lending and other specialized senior secured financing vehicles to companies nationwide. Mr. Schwab was a member of Wells Fargo Bank’s Management Committee. He served in various senior roles with Wells Fargo Capital Finance and predecessor entities (including Foothill Capital Corporation) during his 28-year tenure with the organization. Mr. Schwab currently serves on the Board of Directors of TCP Capital Corp. (NASDAQ: TCPC), a public registered investment company, as well as the boards of several private companies and educational, health, arts, and industry not-for-profit organizations. He earned his bachelor’s degree in education from California State University, Northridge and his master’s degree in education administration from California State University, Los Angeles. Our Board of Directors determined that Mr. Schwab should serve as a director based on his extensive finance experience and expertise, leadership roles within major lending institutions, and service on other public and private boards.

DIRECTOR COMPENSATION
2018 Director Compensation Table
The following table provides details regarding the 2018 compensation of our non-employee directors:

Name(1)	Fees Earned or Paid in Cash ($)(3)	Stock Awards ($)(4)	Total ($)
Richard Ziman	250,000	69,990	319,990
Robert L. Antin	81,000	69,990	150,990
Steven C. Good	98,000	60,215	158,215
Diana J. Ingram(2)	45,500	75,820	121,320
Tyler H. Rose	82,000	69,990	151,990
Peter E. Schwab	76,000	69,990	145,990
____________

(1)
Howard Schwimmer and Michael S. Frankel, our Co-Chief Executive Officers, are not included in this table as they are employees of our Company and do not receive compensation for their services as directors. All compensation paid to Messrs. Schwimmer and Frankel for the services they provide to us is reflected in the Summary Compensation Table in this Proxy Statement.

(2)
Ms. Ingram was appointed to the Board effective April 17, 2018. In connection with her appointment, Ms. Ingram received a prorated grant of 198 shares of restricted common stock on April 17, 2018, with respect to 2018 service through the date of our 2018 annual meeting. These shares of restricted common stock vested on June 11, 2018.

(3)
Amounts reflect, as applicable, annual cash retainers, committee chair fees and meeting fees (equal to $2,000 per Board or committee meeting attended), in each case, which were paid in respect of 2018 services. With respect to Ms. Ingram, amount reflects prorated retainers and fees earned from April 17, 2018, the day Ms. Ingram was elected to our board of directors. For all directors, fourth quarter 2018 fees were paid in January 2019.

(4)
Represents 2,268 shares of restricted common stock granted to each of Messrs. Ziman, Antin, Good, Rose and Schwab and Ms. Ingram on June 11, 2018, and 198 shares of restricted common stock granted to Ms. Ingram on April 17, 2018. Amounts reflect the full grant-date fair value of restricted stock awards granted with respect to services performed in 2018, computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. Amounts ultimately realized in respect of these awards may be greater or less than the amounts shown in the table, and may equal zero in the event that the awards do not vest. We provide detailed information regarding the assumptions used to calculate the value of all restricted stock awards made to directors in Note 14 to our consolidated financial statements contained in our Annual Report on Form 10-K filed on February 19, 2019. As of December 31, 2018, Messrs. Ziman, Antin, Good, Rose and Schwab and Ms. Ingram each held 2,268 shares of our restricted common stock.

Narrative Disclosure to Director Compensation Table
Our Board has approved a compensation program for our non-employee directors, which was in effect for calendar year 2018 (the “Director Compensation Program”).  The Director Compensation Program consists of annual cash retainers and meeting fees and annual equity awards. The material terms of the Director Compensation Program are described below.
Cash Compensation
Under the Director Compensation Program, for 2018, (i) each non-employee director, other than Mr. Ziman, was entitled to receive an annual cash retainer equal to $50,000, (ii) Mr. Ziman was entitled to receive an annual cash retainer equal to $250,000, (iii) each committee chair was entitled to receive an additional annual cash retainer of $20,000 (Audit), $15,000 (Compensation) or $10,000 (Nominating and Corporate Governance). We did not have a lead independent director in 2018, but in the event we engage a lead independent director in the future, he or she will be entitled to receive an additional annual cash retainer equal to $25,000. Annual retainers for 2018 were paid in cash, quarterly in arrears. In addition, each non-employee director, other than Mr. Ziman, was entitled in 2018 to receive a $2,000 meeting fee for attendance at any Board or committee meeting (whether present in person or telephonically).
Equity Compensation
Each director (other than Messrs. Frankel, Schwimmer and Ziman) serving on the Board as of the date of each annual meeting of stockholders who is re-elected for another year of service at such annual meeting is granted restricted stock with a value of approximately $85,000 (the value was increased beginning with the 2019 annual meeting from $70,000) on the date of the applicable annual meeting (the “Annual Grant”). The Annual Grant value for the chairman Mr. Ziman remains $70,000. Each Annual Grant vests in full on the earlier of (1) the date of the annual meeting next following the grant date (regardless of whether the director is re-elected at such meeting, so long as the director serves through such meeting) and (2) the first anniversary of the grant date, subject to continued service through such meeting or such first anniversary, as applicable. Each of our directors (other than Messrs. Schwimmer and Frankel) received such Annual Grants of restricted stock for their 2018 services.
In addition, under the Director Compensation Program, each non-employee director who is initially elected or appointed to serve on the Board is granted (on the date of such initial election or appointment) restricted stock with a value of $70,000. In the event that the initial election or appointment does not occur at an annual meeting of stockholders, the value of the restricted stock grant is prorated accordingly. The initial grant vests in full on the earlier of (1) the date of the annual meeting of stockholders next following the grant date (regardless of whether the director is re-elected at such meeting, so long as the director serves through such meeting) and (2) the first anniversary of the grant date, subject to continued service through such meeting or first anniversary, as applicable. All of our directors other than Ms. Ingram served on our Board prior to 2018 and, accordingly, such directors did not receive initial restricted stock grants with respect to 2018 service. Ms. Ingram was appointed to the Board on April 17, 2018 and received a prorated grant of 198 shares of restricted stock on the date of her appointment with respect to 2018 service through the date of the annual meeting.
Director Stock Ownership Guidelines
We have adopted stock ownership guidelines for our non-employee directors, pursuant to which our non-employee directors are required to hold a number of shares of Company stock having a market value equal to or greater than three times their annual cash retainer (not including any additional committee retainers and/or lead independent director retainers). Our current non-employee directors have until December 2020 to achieve these stock ownership requirements or, in the case of a new non-employee director, five years from the commencement of his or her election to the Board. As of April 15, 2019, all our directors other than Ms. Ingram satisfy the stock ownership guidelines.

BOARD STRUCTURE, LEADERSHIP AND RISK MANAGEMENT
We have structured our corporate governance in a manner we believe closely aligns our interests with those of the long term interests of our Company and our stockholders. Notable features of our corporate governance structure include the following:

•	our Board is not classified, with each of our directors subject to re-election annually;

•
of the eight persons who serve on our Board, our Board has determined that five or 62.5%, of our directors satisfy the listing standards for independence of the NYSE and Rule 10A-3 under the Exchange Act;

•	two of our directors qualify as “audit committee financial experts” as defined by the SEC;

•	we have opted out of the business combination and control share acquisition statutes in the Maryland General Corporation Law (the “MGCL”); and

•	we do not have a stockholder rights plan.
Our directors stay informed about our business by attending meetings of our Board and its committees and through supplemental reports and communications. Our independent directors meet regularly in executive sessions without the presence of our corporate officers or non-independent directors.
Our Board is currently chaired by Mr. Ziman, our Chairman. Our Board believes that Mr. Ziman’s service as our Chairman is in the best interests of our Company and our stockholders because Mr. Ziman possesses detailed and in-depth knowledge of the issues, opportunities and challenges we face. Our Board believes that his role as Chairman enables decisive leadership, ensures clear accountability and enhances our ability to communicate our message and strategy clearly and consistently to stockholders, employees and tenants.
There are no material legal proceedings to which any director, officer or affiliate of the Company, any owner of record or beneficially of more than five percent of the Company’s voting securities, or any associate of any such director, officer, affiliate of the Company or security holder is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

EXECUTIVE SESSIONS OF NON-MANAGEMENT DIRECTORS
Our non-management, independent directors typically meet without management present each time the full Board convenes for a meeting, or, to the extent present, each time a Board committee convenes for a regularly scheduled meeting. If the Board convenes for a special meeting, the non-management, independent directors will meet in executive session if circumstances warrant. We currently do not have a lead independent director. Our independent directors have selected Peter Schwab to preside over executive sessions of the Board.

The Board welcomes communications from stockholders. For information on how to communicate with our independent directors, please refer to the information set forth under the heading “—Communications with the Board.”

BOARD MEETINGS
The Board held five regularly scheduled and special meetings in 2018 to review significant developments, engage in strategic planning, and act on matters requiring Board approval. Each incumbent director attended an aggregate of at least 75 percent of the Board meetings and the meetings of committees on which he served, during the period that he served in 2018. The Board also acted by unanimous written consent on five occasions.

BOARD COMMITTEES
Our Board has established three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The principal functions of each committee are briefly described below. We comply with the listing requirements and other rules and regulations of the NYSE, as amended or modified from time to time, with respect to each of these committees, and each of these committees is comprised exclusively of independent directors. Additionally, our Board may from time to time establish other committees to facilitate the management of our company.
Audit Committee
Our Audit Committee consists of three of our independent directors. We have determined that the Audit Committee Chairman and one additional member of our Audit Committee qualify as an “audit committee financial expert” as that term is defined by applicable SEC regulations and NYSE corporate governance listing standards. Our Board has determined that each of our Audit Committee members is “financially literate” as that term is defined by NYSE corporate governance listing standards. We have adopted an Audit Committee charter, which details the principal functions of the Audit Committee, including oversight related to:

•	our accounting and financial reporting processes;

•	the integrity of our consolidated financial statements and financial reporting process;

•	our disclosure controls and procedures and internal control over financial reporting;

•	our compliance with financial, legal and regulatory requirements;

•	the evaluation of the qualifications, independence and performance of our independent registered public accounting firm;

•	the performance of our internal audit function; and

•	our overall risk profile.
The Audit Committee is also responsible for engaging an independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, including all audit and non-audit services, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls. The Audit Committee is also responsible for the Audit Committee report included in this Proxy Statement. Mr. Good is Chairman and Messrs. Rose and Schwab are members of the Audit Committee. Both Mr. Good and Mr. Rose qualify as audit committee financial experts.
During 2018, the Audit Committee met a total of four times. The Audit Committee also acted by unanimous written consent on one occasion.

Compensation Committee
Our Compensation Committee consists of three independent directors. We adopted a Compensation Committee charter, which details the principal functions of the Compensation Committee, including:

•
reviewing and approving, at least annually, the performance goals and objectives relevant to our Co-Chief Executive Officers’ compensation, evaluating our Co-Chief Executive Officers’ performance in light of such goals and objectives and determining and approving the remuneration of our Co-Chief Executive Officers based on such evaluation;

•	reviewing and approving the compensation of all of our other officers;

•	reviewing our executive compensation policies and plans;

•	implementing and administering our incentive compensation equity-based remuneration plans;

•	assisting management in complying with our Proxy Statement and annual report disclosure requirements;

•	producing a report on executive compensation to be included in our annual Proxy Statement (if required); and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.
The Compensation Committee may delegate its responsibilities to a subcommittee of the Compensation Committee, provided that such responsibilities do not pertain to matters involving executive compensation or certain matters determined to involve compensation intended to be “grandfathered” under the Tax Cuts and Jobs Act of 2017 (the “Tax Act”) as exempt from the limitation on deductibility of annual compensation over $1 million under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Mr. Antin is Chairman and Messrs. Good and Schwab are members of the Compensation Committee. During 2018, the Compensation Committee met a total of three times. The Compensation Committee also acted by unanimous written consent on five occasions. The Compensation Committee has the authority to retain legal and other advisors, to the extent it deems necessary or appropriate, and has retained FTI Consulting, Inc. (“FTI Consulting”) as its independent compensation consultant to provide the Compensation Committee with advice and guidance on the design and implementation of the Company’s executive compensation programs. Additional information concerning FTI Consulting and its services is set forth under “Executive Compensation-Compensation Discussion and Analysis.”
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee, or Governance Committee, consists of three independent directors. We adopted a Nominating and Corporate Governance Committee charter, which details the principal functions of the Governance Committee, including:

•	identifying and recommending to the full Board qualified candidates for election as directors to fill vacancies on the Board or at any annual meeting of stockholders;

•	developing and recommending to the Board corporate governance guidelines and implementing and monitoring such guidelines;

•	reviewing and making recommendations on matters involving the general operation of the Board, including Board size and composition, and committee composition and structure;

•	recommending to the Board nominees for each committee of the Board of Directors;

•
facilitating the annual assessment of the Board’s performance as a whole and of the individual directors, as required by applicable law, regulations and NYSE corporate governance listing standards; and

•	overseeing the Board’s evaluation of the performance of management.
Mr. Rose is Chairman and Ms. Ingram and Mr. Schwab are members of the Governance Committee. During 2018, our Governance Committee met a total of two times. The Governance Committee also acted by unanimous written consent on three occasions.

AUDIT COMMITTEE REPORT
The information contained in this Report of the Audit Committee shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material” or “filed” with the SEC or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Exchange Act (except to the extent that we specifically incorporate this information by reference).
Although the Audit Committee of the Board of Directors (the “Audit Committee”) oversees the financial reporting process of Rexford Industrial Realty, Inc., a Maryland corporation (the “Company”), on behalf of the Board of Directors of the Company (the “Board”), consistent with the Audit Committee’s written charter, management has the primary responsibility for preparation of the Company’s consolidated financial statements in accordance with generally accepted accounting principles and the reporting process, including disclosure controls and procedures and the system of internal control over financial reporting. The Company’s independent registered public accounting firm is responsible for auditing the annual financial statements prepared by management.
The Audit Committee has reviewed and discussed with management and the Company’s independent registered public accounting firm, Ernst & Young LLP, the Company’s December 31, 2018 audited financial statements. Prior to the commencement of the audit, the Audit Committee discussed with the Company’s management and independent registered public accounting firm the overall scope and plans for the audit. Subsequent to the audit and each of the quarterly reviews, the Audit Committee discussed with the independent registered public accounting firm, with and without management present, the results of their examinations or reviews, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of specific judgments and the clarity of disclosures in the consolidated financial statements.
In addition, the Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Statements on Auditing Standards No. 16, “Communication with Audit Committees,” as amended. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent registered public accounting firm its independence from the Company and considered the compatibility of non-audit services with its independence.
Based upon the reviews and discussions referred to in the foregoing paragraphs, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 filed with the Securities and Exchange Commission.
The foregoing report has been furnished by the Audit Committee as of April 15, 2019.
Steven C. Good, Chairman
Tyler H. Rose
Peter E. Schwab

CORPORATE GOVERNANCE

GOVERNANCE DOCUMENTS
Our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee charters, along with our Code of Business Conduct and Ethics and Corporate Governance Guidelines, are available on the Company Information—Governance Documents page of the Investor Relations section on our website at www.rexfordindustrial.com. In addition, these documents also are available in print to any stockholder who requests a copy from our Investor Relations Department at Rexford Industrial Realty, Inc., 11620 Wilshire Boulevard, Suite 1000, Los Angeles, California 90025, or by email at investorrelations@rexfordindustrial.com.  In accordance with the Corporate Governance Guidelines, the Board and each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee conducts an annual performance self-assessment with the purpose of increasing effectiveness of the Board and its committees.  (The Company’s website address provided above and elsewhere in this Proxy Statement is not intended to function as a hyperlink, and the information on the Company’s website is not and should not be considered part of this Proxy Statement and is not incorporated by reference herein.)

CODE OF BUSINESS CONDUCT AND ETHICS
Our Board formally approved a Code of Business Conduct and Ethics that applies to our officers, directors and employees. Among other matters, our Code of Business Conduct and Ethics is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or potential conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and

•	accountability for adherence to the code.
Any waiver of the Code of Business Conduct and Ethics for our directors, executive officers and other principal financial officers must be approved by the Board or the appropriate committee thereof, and any such waiver shall be promptly disclosed as required by law or NYSE regulations.

ROLE OF THE BOARD IN RISK OVERSIGHT
One of the key functions of our Board is informed oversight of our risk management process. Our Board administers this oversight function directly, with support from its three standing committees, the Audit Committee, the Governance Committee and the Compensation Committee, each of which addresses risks specific to their respective areas of oversight.

In particular, our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. In addition, our Audit Committee is responsible for reviewing related party transactions as described below under “Review and Approval of Transaction with Related Persons.”
Our Governance Committee oversees Board processes and oversees governance-related risks and monitors the effectiveness of our Corporate Governance Guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct.
Our Compensation Committee, with input from our management, assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. In considering our employee compensation policies and practices, the Compensation Committee reviews our policies related to payment of salaries and wages, benefits, bonuses, stock-based compensation and other compensation-related practices and considers the relationship between risk management policies and practices, corporate strategy and compensation. We do not believe that our compensation program creates risks that are reasonably likely to have a material adverse effect on the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
Since the date of our IPO, there have been no insider participations or Compensation Committee interlocks of the Compensation Committee. At all times since the completion of our IPO, the Compensation Committee has been comprised solely of independent, non-employee directors.

COMMUNICATIONS WITH THE BOARD
Stockholders and other interested parties may write to the entire Board or any of its members at Rexford Industrial Realty, Inc., c/o David Lanzer, General Counsel and Secretary, 11620 Wilshire Boulevard, Suite 1000, Los Angeles, California 90025. Stockholders and other interested parties also may e-mail the Chairman, the entire Board or any of its members c/o David Lanzer, General Counsel and Secretary, at dlanzer@rexfordindustrial.com. The Board may not be able to respond to all stockholder inquiries directly. Therefore, the Board has developed a process to assist it with managing inquiries.
The General Counsel and Secretary will perform a review in the normal discharge of his duties to ensure that communications forwarded to the Chairman, the Board or any of its members preserve the integrity of the process. While the Board oversees management, it does not participate in day-to-day management functions or business operations and is not normally in the best position to respond to inquiries with respect to those matters. For example, items that are unrelated to the duties and responsibilities of the Board such as spam, junk mail and mass mailings, ordinary course disputes over fees or services, personal employee complaints, business inquiries, new product or service suggestions, resumes and other forms of job inquiries, surveys, business solicitations or advertisements will not be forwarded to the Chairman or any other director. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will not be forwarded to the Chairman or any other director and will not be retained. Such material may be forwarded to local or federal law enforcement authorities.
Any communication that is relevant to the conduct of our business and is not forwarded will be retained for one year and made available to the Chairman and any other independent director on request. The independent directors grant the General Counsel and Secretary discretion to decide what correspondence will be shared with our management and any personal employee communications may be shared with our human resources department if deemed appropriate. If a response on behalf of the Board is appropriate, we gather any information and documentation necessary for answering the inquiry and provide the information and documentation, as well as a proposed response, to the appropriate director(s). We also may attempt to communicate with the stockholder for any necessary clarification. Our General Counsel and Secretary (or his designee) reviews and approves responses on behalf of the Board in consultation with the applicable director(s), as appropriate.
Certain circumstances may require that the Board depart from the procedures described above, such as the receipt of threatening letters or e-mails or voluminous inquiries with respect to the same subject matter. Nevertheless, the Board considers stockholder questions and comments important, and endeavors to respond promptly and appropriately.

NOMINATION PROCESS FOR DIRECTOR CANDIDATES
The Governance Committee is, among other things, responsible for identifying and evaluating potential candidates and recommending candidates to the Board for nomination. The Governance Committee is governed by a written charter, a copy of which is available on the Company Information—Governance Documents page of the Investor Relations section on our website at www.rexfordindustrial.com.
The Governance Committee regularly reviews the composition of the Board and whether the addition of directors with particular experiences, skills, or characteristics would make the Board more effective. When a need arises to fill a vacancy, or it is determined that a director possessing particular experiences, skills, or characteristics would make the Board more effective, the Governance Committee initiates a search. As a part of the search process, the Governance Committee may consult with other directors and members of senior management, and may hire a search firm to assist in identifying and evaluating potential candidates.
When considering a candidate, the Governance Committee reviews the candidate’s experiences, skills, and characteristics. The Governance Committee also considers whether a potential candidate would otherwise qualify for membership on the Board, and whether the potential candidate would likely satisfy the independence requirements of the NYSE as described below.
Candidates are selected on the basis of outstanding achievement in their professional careers, broad experience, personal and professional integrity, their ability to make independent analytical inquiries, financial literacy, mature judgment, high performance standards, familiarity with our business and industry, and an ability to work collegially. Other factors include having members with various and relevant career experience and technical skills, and having a Board that is, as a whole, diverse. Where appropriate, we will conduct a criminal and background check on a candidate. In addition, at least one member of the Board should have the qualifications and skills necessary to be considered an “audit committee financial expert,” as this term has been defined by the SEC in Item 407(d)(5)(ii) of Regulation S-K.
All potential candidates are interviewed by the Chairman of the Board and Governance Committee Chairman, and, to the extent practicable, the other members of the Governance Committee, and may be interviewed by other directors and members of senior management as desired and as schedules permit. In addition, the General Counsel and Secretary conducts a review of the director questionnaire submitted by the candidate and, as appropriate, a background and reference check is conducted. The Governance Committee then meets to consider and approve the final candidates, and either makes its recommendation to the Board to fill a vacancy, or add an additional member, or recommends a slate of candidates to the Board for nomination for election as directors. The selection process for candidates is intended to be flexible, and the Governance Committee, in the exercise of its discretion, may deviate from the selection process when particular circumstances warrant a different approach.
Stockholders may recommend candidates to our Board. The stockholder must submit a detailed resume of the candidate and an explanation of the reasons why the stockholder believes the candidate is qualified for service on our Board and how the candidate satisfies the Board’s criteria. The stockholder must also provide such other information about the candidate as would be required by the SEC rules to be included in a Proxy Statement. In addition, the stockholder must include the consent of the candidate and describe any arrangements or undertakings between the stockholder and the candidate regarding the nomination. The stockholder must submit proof of the stockholder’s holding of our common stock. All communications are to be directed to the Chairman of the Nominating and Corporate Governance Committee, c/o Rexford Industrial Realty, Inc., 11620 Wilshire Boulevard, Suite 1000, Los Angeles, California 90025, Attention: General Counsel and Secretary. For any annual meeting, recommendations received after 120 days prior to the anniversary of the date of the Proxy Statement for the prior year’s annual meeting will likely not be considered timely for consideration by the Governance Committee for that annual meeting.

AUDIT COMMITTEE FINANCIAL EXPERIENCE
Our Board has determined that Mr. Schwab is “financially literate” in accordance with SEC rules based on his prior experience.  Mr. Schwab supervised individuals responsible for financial preparation and reporting during the course of his career and reviewed public company financial processes and disclosure as both an officer and director of public companies.
Furthermore, our Board has determined that Mr. Good is “financially literate” and qualifies as an audit committee financial expert as a result of the following relevant experience, which forms of experience are not listed in any order of importance and were not assigned any relative weights or values by our Board in making such determination:

•	Since February 2010, Mr. Good has served as a consultant for the accounting firm of Cohn Reznick LLP.

•	Mr. Good founded the accounting firm of Good, Swartz, Brown & Berns (predecessor of Cohn Reznick LLP) in 1976, and served as an active Senior Partner until February 2010.

•	From 1997 until 2005, Mr. Good served as a Director of Arden Realty Group, Inc., a publicly-held REIT listed on the NYSE.

•	Mr. Good also previously served as a Director of Kayne Anderson MLP Investment Company (NYSE: KYN) and Kayne Anderson Energy Total Return Fund, Inc. (NYSE: KYE).

•	Mr. Good currently serves as a Director of OSI Systems, Inc. (NASDAQ: OSIS).

•	Mr. Good holds a Bachelor of Science degree in Accounting from the University of California, Los Angeles and attended its Graduate School of Business.
Lastly, our Board has also determined that Mr. Rose is “financially literate” and qualifies as an audit committee financial expert as a result of the following relevant experience, which forms of experience are not listed in any order of importance and were not assigned any relative weights or values by our Board in making such determination:

•	Since December 2009, Mr. Rose has served as the Executive Vice President and Chief Financial Officer of Kilroy Realty Corporation after serving as Senior Vice President and Treasurer since 1997.

•	From 1995 until 1997, Mr. Rose served as Senior Vice President, Corporate Finance of Irvine Apartment Communities, Inc. and was appointed Treasurer in 1996.

•
From 1986 until 1995, Mr. Rose was employed at J.P. Morgan & Co., serving in its Real Estate Corporate Finance Group until 1992 and as Vice President of its Australia Mergers and Acquisitions Group from 1992 to 1994.

•	Mr. Rose served as a financial analyst for General Electric Company for two years.

•	Mr. Rose currently serves on the Policy Advisory Board for the Fisher Center for Real Estate and Urban Economics at the University of California, Berkeley

•
Mr. Rose holds a Master of Business Administration degree from the University of Chicago Booth School of Business and a Bachelor of Arts degree in Economics from the University of California, Berkeley.

AUDIT COMMITTEE PRE-APPROVAL POLICY
The Audit Committee’s policy is to pre-approve all significant audit and permissible non-audit services provided by our independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

PRINCIPAL ACCOUNTANT FEES AND SERVICES
Ernst & Young LLP’s fees for the fiscal years ended December 31, 2018 and 2017 were as follows:

	Fiscal Year Ended December 31
	2018	2017
Audit Fees	$1,076,000	$1,123,000
Audit-Related Fees	2,000	52,000
Tax Fees	549,000	556,000
All Other Fees	—	—
Total Fees	$1,627,000	$1,731,000

A description of the types of services provided in each category is as follows:
Audit Fees—Includes fees for professional services provided in connection with the annual audit of our financial statements and internal control over financial reporting, review of our quarterly financial statements, and SEC registration statements and securities offerings.

Audit-Related Fees—Includes acquisition audits of a significant 2017 property acquisition to comply with the SEC’s Regulation S-X Rule 3-14 in addition to the fee to access the accounting research database.
Tax Fees—Includes tax return preparation and other tax planning services in the period the services occurred.
All of the services performed by Ernst & Young LLP were either expressly pre-approved by the Audit Committee or were pre-approved in accordance with the Audit Committee Pre-Approval Policy, and the Audit Committee was provided with regular updates as to the nature of such services and fees paid for such services.

BOARD ATTENDANCE AT ANNUAL MEETING OF STOCKHOLDERS
While the Board understands that there may be situations that prevent a director from attending an annual meeting of stockholders, the Board encourages all directors to attend the Annual Meeting. Three of our directors attended our 2018 Annual Meeting of Stockholders.
ENVIRONMENTAL STEWARDSHIP AND SOCIAL RESPONSIBILITY
We are dedicated to creating value for our customers, shareholders, employees and the broader communities in which we operate by employing a value-driven business model focused on delivering significant economic, environmental and social benefits. In furtherance of these goals, we recently completed our inaugural Environmental, Social and Governance (“ESG”) Report, which can be found on the Our Story page of our website at www.rexfordindustrial.com.
Our ESG report focuses on key economic, environmental and social benefits derived through our business and their positive impacts for our employees and to the broader stakeholder communities in which we serve and invest, including:

•	Enhanced sustainability and reduced environmental impact.

•
We own, operate and improve industrial properties exclusively in Southern California infill markets. Our strategic proximity to consumers, ports and air freight terminals minimizes the distance traveled for goods flowing through this distribution system, reducing the negative environmental impacts from truck usage and highway congestion. Our Southern California location is also characterized by a lack of extreme weather conditions or dramatic seasonal changes in temperature, resulting in environmental benefits associated with reduced asset wear-and-tear and subsequent repair and maintenance costs, as well as the use of less water and electricity than similar properties located elsewhere in the U.S. As a result, overall, our location-based strategy contributes to reduced carbon and environmental impacts as compared to industrial portfolios positioned in other, less-infill locations nation-wide.

•
Our target market is highly fragmented and many of the properties in these markets were constructed prior to 1980 and suffer from a lack of modern functionality and poor energy efficiency. We seek to strategically reinvent and reposition existing industrial properties to increase their cash flow and value, while reaping substantial environmental and social benefits by making them more energy efficient, optimizing the throughput of goods that facilities can accommodate in order to reduce the cycle time. These efforts increase the efficiency and functionality of such properties, thereby increasing warehouse capacity to store and distribute more product. By increasing warehouse capacity, we also reduce the need to construct new buildings in non-infill markets, thereby moderating the negative environmental impacts from such new construction. Beyond increasing the efficiency and capacity of buildings through renovation, we also recycle entire building structures through renovation rather than pursuing a strategy of demolition and construction.

•	Positive social impact in the neighborhoods of repositioned properties and in the broader Southern California regional economy.

•
We believe that we increase community welfare, safety and opportunity by investing in under-served urban infill communities, often helping to transform blighted, dysfunctional or unsafe locations into highly-functional industrial properties supporting thriving enterprises that create quality local jobs. Our facilities help to increase the number and quality of tenants and the square footage of leased space, which in turn, increases local jobs, business and employee earnings and resulting tax revenue. Our repositioning strategy also helps to expand private investment through construction and related expenditures, which supports local construction-related jobs and increases property value and property tax revenue. We estimate that our properties currently support 21,000 jobs in Southern California.

•
We work hard to cultivate, develop and enable a Rexford Industrial workforce focused on excellence that reflects the diversity of the markets in which we serve and to provide opportunities for learning, innovation and advancement. Approximately 57% of our employees are female and approximately 46% are non-Caucasian. We foster a work environment that enables industry organization involvement, training, accreditation programs and professional advancement for our employees. We also directly support a range of community organizations through donations and by encouraging employee participation in volunteerism.

OTHER COMPANY PROPOSALS

PROPOSAL NO. 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee appointed Ernst & Young LLP as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2019. Pursuant to this appointment, Ernst & Young LLP will serve as our independent registered public accounting firm and report on our consolidated financial statements for the fiscal year ending December 31, 2019.
We expect that representatives of Ernst & Young LLP will attend the Annual Meeting and will have the opportunity to make a statement if they so desire and to respond to appropriate questions.
Although stockholder ratification is not required, the appointment of Ernst & Young LLP is being submitted for ratification at the Annual Meeting with a view towards soliciting stockholders’ opinions, which the Audit Committee will take into consideration in future deliberations. If Ernst & Young LLP’s selection is not ratified at the Annual Meeting, the Audit Committee will consider the engagement of another independent registered accounting firm. The Audit Committee may terminate Ernst & Young LLP’s engagement as our independent registered public accounting firm without the approval of our stockholders whenever the Audit Committee deems termination appropriate.
Recommendation of the Board of Directors:
Our Board of Directors recommends a vote “FOR” the ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

PROPOSAL NO. 3
ADVISORY VOTE ON THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS (“SAY-ON-PAY VOTE”)
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, our stockholders are entitled to vote at the Annual Meeting to approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC. Pursuant to the Dodd-Frank Act, the stockholder vote on named executive officer compensation is an advisory recommendation only, and it is not binding on the Company or our Board or Compensation Committee.
Although the approval is non-binding, our Compensation Committee and Board value the opinions of the stockholders and will consider the outcome of the vote when making future compensation decisions. Following are overviews of our key 2018 business highlights and key 2018 executive compensation highlights, which we believe support a vote in favor of our say-on-pay proposal.

Summary1
2018 Business Highlights
During 2018, the executive officers led the Company to achieve strong operational and financial results, including the following:

•	Achieved Core FFO per diluted share of $1.12, which represents an increase of 16.7% year over year.

•	Achieved Same Property Portfolio occupancy of 96.7%, which represents an increase of 140 basis points year over year.

•	Achieved Stabilized Same Property Portfolio occupancy of 98.2%, which represents an increase of 10 basis points year over year.

•	Achieved aggregate GAAP re-leasing spreads of 29.1%.

•	Increased Same Property Portfolio NOI by 10.6% and Same Property Portfolio Cash NOI by 11.5%.

•	Ended the year with strategically low leverage equating to 15.8% net debt to total enterprise value[2].

•
Generated a 3.22% total stockholder return in 2018, exceeding the Morgan Stanley REIT Index, the SNL U.S. REIT Equity Index, the All Industrial REIT Group and the Executive Compensation Peer Group (discussed below). Since our IPO in 2013, our total stockholder return of 144.18% has far outpaced all four comparative indices (Morgan Stanley REIT Index, SNL U.S. REIT Equity Index, the All Industrial REIT Group and the Executive Compensation Peer Group).

•	Completed 26 acquisitions for $492.9 million and six dispositions for $48.0 million, increasing our portfolio’s square footage by approximately 15%.
Our Same Property Portfolio is a subset of our consolidated portfolio and includes properties that were wholly-owned by us as of January 1, 2017, and still owned by us as of December 31, 2018. Our Stabilized Same Property Portfolio represents the properties included in our Same Property Portfolio, adjusted to exclude spaces that were under repositioning.

__________________
1 See Appendix A for the definitions of net operating income (“NOI”), “Same Property Portfolio NOI” and “Same Property Portfolio Cash NOI” and a reconciliation of net income, computed in accordance with U.S. generally accepted accounting principles (“GAAP”), to NOI, Same Property Portfolio NOI and Same Property Portfolio Cash NOI, as well as the definitions of funds from operations (“FFO”), “Core FFO” and “Core FFO per diluted share” and a reconciliation of net income computed in accordance with GAAP to FFO and Core FFO.
2Our enterprise value is defined as the sum of the liquidation value of our preferred stock plus the market value of our common stock excluding shares of nonvested restricted stock, plus the market value of common units of limited partnership held in our operating partnership not owned by us, plus the value of our net debt. Our net debt is defined as our consolidated indebtedness less cash and cash equivalents. The market value of our common stock and common units of limited partnership not owned by us is based on the Company’s closing share price of $29.47 as of December 31, 2018.

2018 Executive Compensation Highlights
The fundamental principles that drive the compensation decisions of our Compensation Committee are to encourage high performance, promote accountability and assure that the interests of our executives are aligned with the long term interests of our Company and its stockholders. In 2018, the Compensation Committee took into account a number of operational and financial factors in setting compensation, including the factors described above in 2018 Business Highlights.
The Company believes that our current executive compensation program represents a balanced, pay-for-performance structure, based on its inclusion of the following key features:

•
We continued use of a performance-based long-term incentive award program in 2018 that only provides tangible value to our executives upon the creation of significant absolute stockholder value and upon outperforming the median of our Executive Compensation Peer Group (discussed below) as to total stockholder return over a three-year performance period.

•	Approximately 88% of the 2018 compensation awarded to our Co-Chief Executive Officers was variable and/or at-risk subject to the achievement of meaningful Company and individual performance goals.

•
In 2018, we continued to implement a formulaic annual bonus program that directly tied our named executive officers’ annual bonuses to pre-established performance goals and included stated threshold, target and maximum payouts for each named executive officer.

As described more fully in the “Compensation Discussion and Analysis” section of this Proxy Statement, our executive compensation program is designed to enable us to attract, motivate and retain individuals with superior ability, experience and leadership capability to deliver on our annual and long-term business objectives necessary to create long-term stockholder value. We encourage stockholders to read the “Compensation Discussion and Analysis” section of this Proxy Statement, which describes in detail how our executive compensation policies and procedures operate and are intended to operate in the future.
We are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. As an advisory approval, this proposal is not binding upon us or our Board. However, the Compensation Committee, which is responsible for the design and administration of our executive compensation program, values the opinions of our stockholders expressed through the vote on this proposal. The Compensation Committee will consider the outcome of this vote in making future compensation decisions for our named executive officers.
Accordingly, we ask that our stockholders vote “FOR” the following resolution:
“RESOLVED, that the stockholders of Rexford Industrial Realty, Inc. approve, on an advisory basis, the compensation of Rexford Industrial Realty’s named executive officers, for the year ended December 31, 2018, as described in the Compensation Discussion & Analysis and disclosed in the Summary Compensation Table and related compensation tables and narrative disclosure set forth in Rexford Industrial Realty’s Proxy Statement.”

Recommendation of the Board of Directors:
Our Board of Directors unanimously recommends that stockholders vote “FOR” the advisory resolution approving the compensation of the named executive officers for the fiscal year ended December 31, 2018, as more fully disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC.

EXECUTIVE OFFICERS
Rexford Industrial Realty, Inc.’s executive officers are as follows:

Name	Age	Position
Howard Schwimmer	58	Co-Chief Executive Officer and Director
Michael S. Frankel	56	Co-Chief Executive Officer and Director
Adeel Khan	45	Chief Financial Officer
David Lanzer	46	General Counsel and Secretary

The following section sets forth certain background information regarding those persons currently serving as executive officers of Rexford Industrial Realty, Inc., excluding Howard Schwimmer and Michael S. Frankel, who are described on page 8 under the heading “Proposal No. 1—Nominees for Election to the Board”:
Adeel Khan
Mr. Khan has served as our Chief Financial Officer since our IPO. Mr. Khan served as Corporate Controller for our predecessor business from March 2012 until our IPO. From February 2002 until February 2012, Mr. Khan served as Vice President and Controller at MPG Office Trust, Inc., formerly known as Maguire Properties (NYSE: MPG), the largest owner of class-A office buildings in downtown Los Angeles, with an office and hotel portfolio in Southern California and Denver, Colorado (“MPG”). Prior to MPG, Mr. Khan served as Senior Financial Analyst at The Walt Disney Company (NYSE: DIS). Mr. Khan also served as a Senior Auditor & Consultant at Arthur Andersen LLP, where Mr. Khan assumed responsibility for the audit of public real estate, financial services and media/technology companies. Mr. Khan is a Certified Public Accountant and obtained his Bachelor of Arts in Business Administration at the California State University, Fullerton. Mr. Khan brings to the Company 23 years of accounting, finance and operations experience.
David Lanzer
Mr. Lanzer has served as our General Counsel and Secretary since March 2016. From January 2010 to March 2016, Mr. Lanzer served as First Vice President and Senior Counsel of Prologis, Inc. (NYSE: PLD), the world’s largest industrial real estate investment trust. Prior to Prologis, from December 2002 to January 2009, Mr. Lanzer served as Vice President and Deputy General Counsel and a Market Officer at Lauth Group, Inc., a privately held, national development and construction firm that has developed in excess of $3 billion of industrial, office, retail and healthcare projects across the United States. Mr. Lanzer began his legal career as an attorney with the Indianapolis law firm of Wooden & McLaughlin LLP. Mr. Lanzer obtained his Bachelor of Arts, with distinction, in Political Science with a minor in Mathematics at Purdue University, West Lafayette, and his Doctor of Jurisprudence at Indiana University, Bloomington. Mr. Lanzer brings to the Company 21 years of real estate and legal experience.

COMPENSATION DISCUSSION AND ANALYSIS
EXECUTIVE COMPENSATION
Introduction
The “Executive Compensation” section of this Proxy Statement presents the detailed compensation arrangements for our named executive officers (“NEOs”) for fiscal year 2018, which were determined by the Compensation Committee. For the fiscal year ended December 31, 2018, our NEOs and their titles were as follows:

•	Howard Schwimmer, Co-Chief Executive Officer

•	Michael S. Frankel, Co-Chief Executive Officer

•	Adeel Khan, Chief Financial Officer

•	David Lanzer, General Counsel and Secretary
The Compensation Discussion and Analysis includes the following sections:

•	Executive Summary

•	Compensation Program Objectives

•	Elements of Compensation

•	Governance Policies Relating to Compensation
Executive Summary
Stockholder Engagement; Say-on-Pay Vote
At the Company's 2018 annual meeting of stockholders, stockholders were provided the opportunity to cast an advisory vote approving the compensation programs for our NEOs ("say-on-pay"). That say-on-pay proposal received support from approximately 95% of the shares present and entitled to vote at the annual meeting, indicating strong stockholder approval of the compensation paid to our NEOs. Since January 1, 2018, we have engaged with stockholders who together own more than 67% of the Company’s outstanding common stock on a variety of topics (including market conditions, corporate strategy and corporate governance practices, shareholder rights, the Company’s diversity initiatives and environmental sustainability) at various investor and industry meetings and teleconferences, which were attended by some or all of our NEOs and Tyler Rose, our independent director and chairman of the Nominating and Corporate Governance Committee. These discussions helped us better understand, among other things, our stockholders’ views regarding the Company’s compensation programs. Given the consistency of what we heard in these discussions, we believe the views of these stockholders are reflective of our broader stockholder base. We believe the positive input received through our engagement efforts and the high level of support for our say-on-pay proposal are an affirmation of the structural soundness of our executive compensation program. As such, the Compensation Committee approved our executive compensation program for 2018 without making any significant changes compared to our executive compensation program for 2017, except that we added the Company’s growth in Core FFO per diluted share as a performance metric for our Performance-Vesting LTIP Units, as described below. The Compensation Committee will continue to consider the outcome of stockholder engagement and the Company's say-on-pay votes when making future compensation decisions for our NEOs.

Business Highlights3
The Company is a leading Southern California-focused industrial real estate investment firm, focused on creating value by acquiring, managing and repositioning industrial property located in prime infill Southern California submarkets. The Company’s entrepreneurial, value-driven approach to identifying and pursuing investment opportunities is designed to deliver superior risk-adjusted returns through all phases of the real estate cycle.
During 2018, the NEOs led the Company to achieve strong operational and financial results, including the following:

•	Achieved Core FFO per diluted share of $1.12, which represents an increase of 16.7% year over year.

•	Achieved Same Property Portfolio occupancy of 96.7%, which represents an increase of 140 basis points year over year.

•	Achieved Stabilized Same Property Portfolio occupancy of 98.2%, which represents an increase of 10 basis points year over year.

•	Achieved aggregate GAAP re-leasing spreads of 29.1%.

•	Increased Same Property Portfolio NOI by 10.6% and Same Property Portfolio Cash NOI by 11.5%.

•	Ended the year with strategically low leverage equating to 15.8% net debt to total enterprise value[4].

•
Generated a 3.22% total stockholder return in 2018, exceeding the Morgan Stanley REIT Index, the SNL U.S. REIT Equity Index, the All Industrial REIT Group and the Executive Compensation Peer Group (discussed below). Since our IPO in 2013, our total stockholder return of 144.18% has far outpaced all four comparative indices (Morgan Stanley REIT Index, SNL U.S. REIT Equity Index, the All Industrial REIT Group and the Executive Compensation Peer Group).

•	Completed 26 acquisitions for $492.9 million and six dispositions for $48.0 million, increasing our portfolio’s square footage by approximately 15%.

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3 See Appendix A for the definitions of “NOI,” “Same Property Portfolio NOI” and “Same Property Portfolio Cash NOI” and a reconciliation of net income computed in accordance with GAAP, to NOI, Same Property Portfolio NOI and Same Property Portfolio Cash NOI, as well as the definitions of “FFO,” “Core FFO” and “Core FFO per diluted share” and a reconciliation of net income computed in accordance with GAAP to FFO and Core FFO.
4Our enterprise value is defined as the sum of the liquidation value of our preferred stock plus the market value of our common stock excluding shares of nonvested restricted stock, plus the market value of common units of limited partnership held in our operating partnership not owned by us, plus the value of our net debt. Our net debt is defined as our consolidated indebtedness less cash and cash equivalents. The market value of our common stock and common units of limited partnership not owned by us is based on the Company’s closing share price of $29.47 as of December 31, 2018.

Total Stockholder Return
Our total stockholder return (“TSR”) has exceeded the TSR of our Executive Compensation Peer Group since our IPO in July 2013:

Total stockholder return (% change):	1 Year (1)	2 Years (1)	Since IPO (1)(2)
Rexford Industrial Realty, Inc.	3.22%	32.65%	144.18%
Executive Compensation Peer Group Average (3)	(4.23)%	2.25%	50.28%
Morgan Stanley REIT Index	(4.57)%	0.27%	33.47%
SNL U.S. REIT Equity Index	(4.95)%	3.01%	36.77%
All Industrial REIT Group Average	(5.10)%	14.80%	79.85%

(1)	Through December 31, 2018.

(2)	From July 19, 2013.

(3)	Refer to page 40 in this Proxy Statement for a list of our Executive Compensation Peer Group.
Compensation Highlights
Based on the following elements of compensation, we believe that our current executive compensation program represents a balanced, state-of-the-art structure, appropriately focused on pay-for-performance:

•
Strong approval of our 2018 say-on-pay vote. Approximately 95% of the of the shares present and entitled to vote at our 2018 annual meeting were cast in favor of the 2018 say-on-pay proposal. We continue to proactively monitor and review our compensation program in an effort to ensure that it reflects best practices, takes into account the views of our shareholders and ties significant components of pay to performance.

•
Significant variable pay linked to performance. For 2018, approximately 88% of our Co-CEOs’ total direct compensation was variable pay subject to the achievement of meaningful Company and individual performance goals. Of this, approximately 34% of our Co-CEOs’ 2018 compensation reflected at-risk compensation that can be earned based solely on the achievement of absolute and relative TSR goals and Core FFO per share growth (see “CEO Pay Mix” below for a detailed breakdown of CEO 2018 compensation elements).

•
Use of formulaic bonus program. Our 2018 annual bonus program for NEOs was tied to key objective corporate measures (relating to Core FFO per share, occupancy, and NOI growth), for which applicable goals were pre-determined early in the year. We believe that these goals align our compensation program with our strategic direction, which further exemplifies our pay-for-performance philosophy.

•
Cash and Equity Short-Term Incentives for Co-CEOs. The Compensation Committee chose to provide Messrs. Schwimmer and Frankel’s 2018 annual bonuses partly in cash (with respect to 25% of their respective annual bonuses) and partly in LTIP units in Rexford Industrial Realty, L.P., our operating partnership (“LTIP Units”) (with respect to 75% of their respective annual bonuses). Since LTIP Units have value only to the extent that there is future appreciation in our value, this further aligns our Co-CEOs’ pay with our performance and mitigates against excessive short-term risk-taking.

•
Long-Term Incentive—Performance-Vesting and Service-Vesting LTIP Units. In 2018, we continued our practice of granting both service- and performance-based long-term incentive awards. Performance-based awards are earned based on the achievement of both absolute and relative TSR, as well as growth in Core FFO per diluted share, hurdles over a prospective three-year performance period, while service-based awards are earned based on continued employment through the applicable vesting date. We believe that our use of rigorous performance hurdles that incorporate both absolute and relative TSR, as well as growth in Core FFO per diluted share, is consistent with market practice.

The key elements of our 2018 compensation program for our NEOs are as follows:

Pay Element	Compensation Type	Objective and Key Features
Base Salary	Fixed Cash
Objective
Salaries are set at a level that are commensurate with our NEOs’ positions and provide competitive fixed pay to attract and retain our NEOs.

Key Features
In 2018, NEO base salaries remained unchanged, except for David Lanzer. Mr. Lanzer’s salary was increased by approximately 8% to more closely align his base salary level with his performance, title and responsibilities.

Pay Element	Compensation Type	Objective and Key Features
Short-Term Incentive Bonus	Variable Incentive Cash and Equity
Objective
To incentivize the attainment of short-term Company objectives and individual contributions to the achievement of those objectives for the year.

Key Features
In 2018, annual bonuses were designed to incentivize management to attain Company and/or individual performance goals for the year in a manner that further aligns the interests of our NEOs with those of our stockholders.

The Compensation Committee provided that 2018 annual bonuses earned by Messrs. Schwimmer and Frankel would be paid partly in cash (with respect to 25% of their respective annual bonuses) and partly in LTIP Units (with respect to 75% of their respective annual bonuses). Since LTIP Units have value only to the extent that there is future appreciation in our value, this further aligns our Co-CEOs’ pay with our performance and mitigates against excessive short-term risk-taking.

2018 annual bonuses for NEOs were determined in accordance with the following:

• Each such NEO’s bonus opportunity under the 2018 program was formulaic and determined by the achievement of financial performance hurdles.

• Based on the Company’s strong performance, significantly exceeding the maximum level with respect to the Core FFO per Diluted Share performance metric and the Same Property Portfolio NOI Growth performance metric, the Compensation Committee determined to pay the 2018 bonuses at maximum levels, despite the fact that the Year-end Same Property Portfolio Occupancy performance metric performed at slightly less than the maximum level.

• The performance criteria, described in detail below, were designed to motivate the achievement of annual goals that we believe will ultimately translate into an increase in the equity value of the Company. The targets (also described below) were designed to be challenging and difficult to attain, but achievable with significant effort and skill.

Annual Long-Term Incentives (Time-Vesting)	Variable Incentive Equity
Objective
Structured to reward long-term stock price performance and to promote retention by requiring continued employment over a multi-year period as a condition to vesting. These awards are subject to the same market and stock price fluctuations as stockholders experience and thereby serve to motivate the creation of long-term stockholder value while enhancing long-term alignment between our NEOs and our Company and its stockholders.

2018 grants to Messrs. Schwimmer, Frankel, Khan and Lanzer were made in the form of service-vesting LTIP units in Rexford Industrial Realty, L.P., our operating partnership (the “Service-Vesting LTIP Units”).

Key Features
• The Service-Vesting LTIP Unit grant size was determined based on a detailed retrospective review of the Company’s overall annual performance and the compensation levels of the individual NEO in comparison to our Executive Compensation Peer Group.

• Service-Vesting LTIP Units vest ratably over a three-year period.

Pay Element	Compensation Type	Objective and Key Features
Annual Long-Term Incentives (Performance-Vesting)	Variable Incentive At-Risk Equity
Objective
Designed to enhance the overall pay-for-performance structure of our executive compensation program and stockholder alignment, while motivating and rewarding superior TSR performance based on rigorous absolute TSR hurdles and outperforming relative to our peers’ TSR, as well as rewarding superior growth in Core FFO per diluted share, in each case over a multi-year performance period.

2018 grants to Messrs. Schwimmer, Frankel, Khan and Lanzer were made in the form of performance-vesting LTIP units in Rexford Industrial Realty, L.P., our operating partnership (the “Performance-Vesting LTIP Units”).

Key Features
• Only provides tangible value upon the creation of meaningful stockholder value and growth in Core FFO per diluted share above specified hurdles over a three-year performance period.

• 2018 awards allocated one-third based on achievement of absolute TSR hurdles, one-third based on achievement of relative TSR hurdles and one-third based on achievement of Core FFO per diluted share growth hurdles.

• Threshold payout under the absolute TSR performance metric requires that our TSR equal or exceed 18% over a three-year performance period. A 30% absolute TSR level must be achieved to earn the maximum payout under the absolute TSR performance metric.

• Threshold payout under the relative TSR performance metric requires that our TSR equal or exceed the 35th percentile of the constituents of the SNL US Equity REIT Index over a three-year performance period; performance equal to or above the 75th percentile must be achieved to earn the maximum payout under the relative TSR performance metric.

• Under the Core FFO growth performance metric, threshold payout requires Core FFO per diluted share growth of at least 12% over a three-year performance period. Maximum payout under the Core FFO growth performance metric requires Core FFO per diluted share growth of at least 21%.

• Maximum payout is earned only if all the absolute TSR, relative TSR, and Core FFO hurdles are achieved.

Compensation Governance	Risk Management
Objective
Our internal governance policies seek to further the alignment between our NEOs and our Company and its stockholders, and to discourage behavior that could lead to excessive risk-taking.

Key Features
• Limits on incentive compensation provide that cash bonuses cannot exceed set percentages of base salary (200% for the Co-CEOs, 150% for the CFO, and 120% for the General Counsel and Secretary).

• Minimum stock ownership guidelines for NEOs, with a 6x base salary requirement for our Co-CEOs and 3x base salary requirement for our CFO and our General Counsel and Secretary.

• Anti-hedging policy that prohibits any NEO or director from trading in puts, calls, options or similar derivative securities with respect to Company shares.

CEO Pay Mix
The Compensation Committee believes that compensation should be at-risk and heavily dependent upon the achievement of rigorous and objective performance requirements. As illustrated below, approximately 88% of the Co-CEOs’ total direct compensation is variable and/or at-risk subject to the Company’s performance results. Although the Compensation Committee does not target any particular percentile of our Executive Compensation

Peer Group, the overall compensation program is designed so that if the Company’s performance exceeds expectations and is above that of our peers, it is intended to result in total direct compensation that is at the high end of the peer range and attractive relative to compensation available at successful competitors. Conversely, if the Company’s performance is below expectations and peer levels, it is intended to result in total direct compensation that is at the low end of the peer range and is less than those amounts paid at more successful competitors.
Total direct compensation refers to the compensation required to be disclosed in our Summary Compensation Table for 2018, but disregards additional compensation amounts identified as “all other compensation” because such amounts are not typically considered in the Compensation Committee’s annual compensation decisions in light of the relative size of such amounts as compared to overall CEO compensation.
For 2018 performance, total direct compensation was allocated as follows for the Co-Chief Executive Officers:
Compensation Program Objectives
Compensation Program Objectives and Rewards
The objectives of the Company’s executive compensation program are as follows:

•	Motivate, attract and retain qualified executives who drive, and who are committed to, the Company’s mission, performance and culture;

•
Create a fair, reasonable and balanced compensation program that rewards NEOs’ performance and contributions to the Company while closely aligning the interests of the NEOs with those of the Company and its stockholders; and

•
Provide total direct compensation to our NEOs that is competitive with total direct compensation paid by comparable real estate firms similar to our Company in order to enhance the Company’s retention of key executives and to contribute towards the maintenance of a positive, team-oriented corporate culture.

What Our Compensation Program is Designed to Reward and Promote
The Company’s compensation program rewards superior corporate performance as well as individual NEO contributions to the Company’s annual and long-term goals. Annual bonuses focus on retention and driving value over a one-year period, while long-term equity-based awards are designed to promote retention, further align pay with performance and contribute towards long-term stockholder value accretion.
We believe that the Company’s executive compensation program design features assist in rewarding and promoting the following:

•	Goals aligned with the Company’s and its stockholders’ long-term interests as well as the Company’s annual operating and strategic plans in a manner designed to avoid excessive risk taking;

•
Base salaries consistent with each executive’s responsibilities and competitive with peer salary levels, furthering retention objectives and providing a reasonable level of financial security (thus discouraging excessive risk-taking);

•	A significant portion of each executive’s compensation tied to the future share performance of the Company, thus aligning their long-term interests with those of our stockholders;

•	Equity compensation and vesting periods for equity awards that encourage executives to remain employed and focus on sustained, long-term share price appreciation; and

•	A balanced mix between cash and equity compensation designed to encourage strategies and actions that are in the long-term best interests of the Company and stockholders.

Role of Management and the Chief Executive Officer in Setting Executive Compensation
On an annual basis, our Compensation Committee and Co-CEOs consider market competitiveness, business results, experience and individual performance in evaluating executive compensation. Our Co-CEOs are engaged in setting compensation for our other NEOs and for other executives, including discussing individual performance of the other executives and recommending Compensation Committee approval of the compensation for their executive team. All decisions affecting executive compensation are ultimately made by the Compensation Committee.
Role of the Compensation Consultant and Use of Aggregate Peer Group Data
In 2018, the Compensation Committee again engaged the services of an outside independent compensation consultant, FTI Consulting, to assist it in determining the appropriate amounts, types and mix of compensation for our executive officers in order to achieve the overall objectives as described above. The Compensation Committee, with the help of FTI Consulting, reviews the compensation practices of other REITs in order to evaluate market trends and compare our compensation programs with our competitors. Based in part on this data and analysis provided by FTI Consulting, the Compensation Committee develops a compensation plan that is intended to maintain the link between corporate performance and stockholder returns while being generally competitive within our industry.
In its 2018 compensation report, FTI Consulting recommended, based on its review of the Executive Compensation Peer Group analysis, current industry trends, existing employment agreements and other factors specifically related to the Company, the level of base and incentive cash bonus compensation to be set for each NEO as well as the amount of equity awards to be granted to each NEO. Based on the Company’s and each individual’s overall performance relative to the Executive Compensation Peer Group and the unique circumstances associated with any individual executive, the Compensation Committee in consultation with FTI Consulting determines an appropriate level of annual compensation, although no particular Executive Compensation Peer Group percentile is targeted for any of our NEOs. The Compensation Committee considered FTI Consulting recommendations and peer group analysis when determining base salaries, annual incentives and long-term incentives.
Based upon the recommendations of FTI Consulting, the Company considered the following parameters in selecting our Executive Compensation Peer Group:

•	Include industrial-focused REITs that invest in properties in high barrier-to-entry markets, including diversified REITs with a large industrial portfolio; and

•	Include additional REITs comparable in terms of size within an approximate range of 0.3x to 3.0x the size of the Company in terms of implied equity market capitalization ($1 billion - $9 billion).
In 2018, Liberty Property Trust was added based on meeting the size criteria and classification as an Industrial REIT. DCT Industrial Trust and First Potomac Realty Trust were removed due to their acquisitions by Prologis, Inc. and Government Properties Income Trust, respectively.
The following table provides a list of each company in our Executive Compensation Peer Group and a summary of the parameter that qualifies each company as an appropriate peer. The implied equity market capitalizations are based on the values at the time at which the Compensation Committee reviewed the Executive Compensation Peer Group market data in October 2018:

Company	Implied Equity Market Cap ($ million)	Peer Based on Size Parameter of $1.0B - $9.0B	Peer Based on Industrial Portfolio Parameter
Agree Realty Corp.	1,828.1	✓	-
American Assets Trust, Inc.	2,347.4	✓	-
Brandywine Realty Trust	2,730	✓	✓
EastGroup Properties, Inc.	3,310.1	✓	✓
First Industrial Realty Trust Inc.	4,040.6	✓	✓
Gramercy Property Trust Inc.	(1)	(1)	✓
Lexington Realty Trust	1,957.1	✓	✓
Liberty Property Trust	6,312.1	✓	✓
Mack-Cali Realty Corporation	1,985.5	✓	✓
Piedmont Office Realty Trust, Inc.	2,386.4	✓	-
PS Business Parks Inc.	4,338.4	✓	✓
RPT Realty (2)	1,057.9	✓	-
Seritage Growth Properties	2,716.3	✓	-
STAG Industrial, Inc.	2,842.2	✓	✓
Terreno Realty Corp.	2,148.6	✓	✓
Washington Real Estate Investment Trust	2,361.8	✓	-
Rexford Industrial Realty, Inc.	2,961.9	✓	✓

(1)	Gramercy Property Trust was acquired by Blackstone Real Estate Partners VIII L.P. in October 2018.

(2)	Formerly Ramco-Gershenson Properties Trust

Determination of Compensation Consultant’s Objectivity
The Compensation Committee recognizes that it is essential to receive objective advice from an independent compensation consultant. Accordingly, FTI Consulting’s services to the Compensation Committee and the Company in 2018 were limited to review and advice to the Compensation Committee and the Company with respect to matters related to structuring and implementing our executive compensation program and with respect to the 2018 Proxy Statement. In addition, the Compensation Committee has the sole authority to retain and terminate FTI Consulting as its compensation consultant and approve fees and other engagement terms. Other than providing the advice as described above, FTI Consulting did not provide any services to the Company in 2018. The Compensation Committee has considered the independence of FTI Consulting, consistent with the requirements of NYSE, and has determined that FTI Consulting is independent. Further, pursuant to SEC rules, the Company conducted a conflicts of interest assessment and determined that there is no conflict of interest resulting from retaining FTI Consulting.
Elements of Compensation
The Company’s primary components of compensation for its executive officers continued in 2018 to be base salary, annual bonuses and annual grants of long-term equity-based incentive compensation. We have no pre-established policy or target for the allocation between cash and non-cash incentive compensation or between short-term and long-term compensation, although the Company attempts to keep total cash compensation within the Company’s fiscal year budget while reinforcing its pay-for-performance philosophy.
The Company seeks to maintain a competitive total compensation package that aligns the economic interest of the executives with that of stockholders while maintaining sensitivity to multiple factors including the Company’s fiscal year budget, annual accounting cost and the impact to share dilution.
Base Salary
Consistent with the Company’s philosophy of tying pay to performance, executives receive a majority of their overall targeted compensation in a form other than base pay. Although the Compensation Committee does not set base salary levels equal to any specific percentile of base salaries paid to comparable officers in the Executive Compensation Peer Group, the NEOs are paid an amount in the form of base pay within a competitive range of base salaries paid to such comparable officers in the Executive Compensation Peer Group and sufficient to attract skilled executive talent and maintain a stable management team.
In 2018, the Compensation Committee approved an increase of 8%, relative to 2017, to Mr. Lanzer’s base salary. The Compensation Committee sought to more closely align Mr. Lanzer’s base salary level with his performance, title and responsibilities. The 2018 base salaries of for Messrs. Schwimmer, Frankel and Khan were unchanged relative to 2017.

Named Executive Officer	2017 Base Salaries	2018 Base Salaries	Year-over-Year Base Salary Increase (2017-18)
Howard Schwimmer, Co-CEO	$550,000	$550,000	—%
Michael S. Frankel, Co-CEO	$550,000	$550,000	—%
Adeel Khan, CFO	$350,000	$350,000	—%
David Lanzer, General Counsel and Secretary	$300,000	$325,000	8%

Annual Bonuses
2018 Annual Bonus Program
In 2018, Messrs. Schwimmer, Frankel, Khan and Lanzer were each eligible to receive an annual bonus payment under the 2018 formulaic annual bonus program (the “2018 STI Program”). Each NEO’s bonus opportunity was based upon achieving certain formulaic Company performance criteria during the year as determined by reference to the attainment of financial performance hurdles relating to Core FFO per diluted share, year-end Same Property Portfolio occupancy, and Same Property Portfolio NOI growth (the “Company Performance Criteria”) (each, as described below).
Under the 2018 STI Program, each NEO is eligible for an annual bonus opportunity that is targeted as a certain percentage of base salary as follows:

Named Executive Officer	Threshold	Target	Maximum
Howard Schwimmer, Co-CEO	50%	150%	200%
Michael S. Frankel, Co-CEO	50%	150%	200%
Adeel Khan, CFO	50%	125%	150%
David Lanzer, General Counsel and Secretary	40%	90%	120%
Actual 2018 Annual Bonuses
In determining actual 2018 annual bonuses under the 2018 STI Program for Messrs. Schwimmer, Frankel, Khan and Lanzer, the Compensation Committee reviewed Company performance in 2018 against the Company Performance Criteria. The following chart shows each performance metric within the Company Performance Criteria, identifies the range of performance between threshold and maximum payout with respect to each metric and the weighting of each metric as a component of overall annual bonus, as well as actual 2018 results determined by the Compensation Committee with respect to each metric:

Performance Criteria[5]	Weighting	Threshold	Target	Maximum	Actual 2018 Results
Core FFO per diluted Share	45%	$1.01	$1.04	$1.06	$1.12
Year-end Same Property Portfolio Occupancy	25%	95.0%	96.0%	97.0%	96.7%
Same Property Portfolio NOI Growth	30%	6.0%	7.0%	8.0%	10.6%

Year-end same property portfolio occupancy performed at slightly less than maximum, reflecting management’s occasional strategic decisions to favor cash flow and net asset value growth by re-tenanting at higher rental rates at the expense of reduced occupancy from tenants unwilling to pay such higher rates. The Compensation Committee nevertheless determined to pay the 2018 bonuses at maximum levels in recognition of the Company’s strong performance, significantly exceeding the maximum, with respect to the two other metrics.
_______________________
5 See Appendix A for the definition of “Same Property Portfolio NOI” and a reconciliation of net income computed in accordance with GAAP to Same Property Portfolio NOI, as well as the definition of “FFO,” “Core FFO” and “Core FFO per diluted share” and a reconciliation of net income computed in accordance with GAAP to FFO and Core FFO.

Annual bonus awards to Messrs. Khan and Lanzer were payable in cash. The Compensation Committee chose to provide Messrs. Schwimmer and Frankel’s 2018 annual bonuses partly in cash (with respect to 25% of their respective annual bonuses) and partly in LTIP Units (with respect to 75% of their respective annual bonuses). Accordingly, in early 2019, at the same time that annual bonuses were paid to our NEOs generally, Messrs. Schwimmer and Frankel were each granted 24,641 LTIP Units (the “Annual Bonus LTIP Units”), with the number of Annual Bonus LTIP Units granted determined by dividing the cash value of relevant portion of each of Messrs. Schwimmer and Frankel’s respective annual bonuses by the closing price of our common stock on the date of grant. The Annual Bonus LTIP Units were fully vested at grant. Since LTIP Units have value only to the extent that there is future appreciation in our value, this further aligns our Co-CEOs’ pay with our performance and mitigates against excessive short-term risk-taking. The annual bonuses paid to Messrs. Schwimmer, Frankel, Khan and Lanzer under the 2018 STI Program for 2018 performance were as follows:

Named Executive Officer	2018 Aggregate Annual Bonuses	Portion of Annual Bonus Delivered in Cash	Portion of Annual Bonus Delivered in LTIP Units	Total Annual Bonus LTIP Units Granted
Howard Schwimmer, Co-CEO	$1,100,000	$275,000	$825,000	24,641
Michael S. Frankel, Co-CEO	$1,100,000	$275,000	$825,000	24,641
Adeel Khan, CFO	$525,000	$525,000	$—	—
David Lanzer, General Counsel and Secretary	$390,000	$390,000	$—	—

Long-Term Incentives
The Company’s long-term incentive compensation program consists of equity-based awards under our Amended and Restated 2013 Incentive Award Plan (the “Incentive Award Plan”). Equity incentive awards incentivize our NEOs to work to deliver stock price performance while providing valuable retention incentives. Further, equity-based awards linked to TSR performance goals deliver value only when the value of our common stock increases above certain thresholds and equity-based awards linked to growth in Core FFO per diluted share performance goals deliver value only when our Core FFO per diluted share increases above certain thresholds. The Compensation Committee administers our Incentive Award Plan, which provides for the issuance of equity-based awards to our NEOs and other officers, directors and employees. The Compensation Committee authorizes the awards and establishes the terms and conditions of the awards under the Incentive Award Plan, as it deems appropriate.
In December 2018, our Compensation Committee granted awards to our NEOs in the form of Service-Vesting LTIP Units and Performance-Vesting LTIP Units, which may ultimately be exchanged on a one-for-one basis into shares of our common stock (if earned). In addition to the Service-Vesting LTIP Units and Performance-Vesting LTIP Units, in early 2019, a portion of each of Messrs. Schwimmer and Frankel’s 2018 annual bonus was delivered in the form of Annual Bonus LTIP Units, as described under the heading “Annual Bonuses,” above.
Prior to December 2017, the Compensation Committee provided Mr. Lanzer with long-term incentive compensation in the form of restricted stock, consistent with awards to the Company’s non-NEO employees. Specifically, in December 2016, Mr. Lanzer did not receive LTIP Units with respect to 2017 as did our other NEOs. Instead, effective March 1, 2017, the Compensation Committee awarded to Mr. Lanzer a long-term incentive award of 8,681 shares of restricted stock at the same time as grants made to the Company’s non-NEO employees generally. In December 2017, the Compensation Committee determined to align Mr. Lanzer’s annual long-term incentive compensation with that of our other NEOs, and Mr. Lanzer, along with the other NEOs, received an LTIP Unit award in December 2017. As a result of this change to Mr. Lanzer’s long-term incentive compensation, Mr. Lanzer received two long-term incentive awards in 2017. Going forward, the Compensation Committee intends to continue to provide Mr. Lanzer with long-term incentive compensation on the same basis as the other NEOs. As such, the Compensation Committee does not expect to grant any further restricted stock awards to Mr. Lanzer so long as other NEOs are not receiving restricted stock awards.
2018 Service-Vesting LTIP Units
Based on the foregoing considerations, including the TSR and operational performance highlighted on page 33, in December 2018, the Compensation Committee approved a grant of Service-Vesting LTIP Units to Messrs. Schwimmer, Frankel, Khan and Lanzer.
The table below sets forth the total number of Service-Vesting LTIP Units awarded to Messrs. Schwimmer, Frankel, Khan and Lanzer in December 2018:

Named Executive Officer	Total Service-Vesting LTIP Units
Howard Schwimmer, Co-CEO	47,740
Michael S. Frankel, Co-CEO	47,740
Adeel Khan, CFO	24,665
David Lanzer, General Counsel and Secretary	12,730
The Service-Vesting LTIP Units vest with respect to one-third of the Service-Vesting LTIP Units underlying each award on December 15 of each year over a three-year period, beginning on December 15, 2019, subject to continued employment through the applicable vesting date. The Compensation Committee believes that Service-Vesting LTIP Units provide the desired incentive to increase the Company’s share price and, therefore, serve to drive value for our stockholders, over a three-year period. If the Company experiences poor performance that results in poor stockholder return, then the value of the Service-Vesting LTIP Units, and likewise the individual NEO’s total realized compensation, will decline as a result. If the Company has superior performance that results in superior stockholder returns, then the value of the Service-Vesting LTIP Units, and likewise the individual NEO’s total realized compensation, will correspondingly increase.
Distributions are paid on all Service-Vesting LTIP Units, whether vested or unvested, as and when dividends are declared on our common stock.
2018 Performance-Vesting LTIP Units
On December 15, 2018, the Compensation Committee approved Performance-Vesting LTIP Unit awards to Messrs. Schwimmer, Frankel, Khan and Lanzer which vest, subject to the achievement of the goals described below, based on both the Company’s absolute TSR and the Company’s TSR performance relative to a peer group, and the Company’s growth in Core FFO per diluted share, in each case, over the three-year performance period from January 1, 2019 through December 31, 2021. The maximum number of Performance-Vesting LTIP Units will be earned only if the Company (a) achieves 30% or higher absolute TSR, inclusive of all dividends paid, over the three-year performance period, (b) finishes in the 75th or greater percentile of the peer group for TSR over the three-year performance period and (c) achieves 21% or higher growth in Core FFO per diluted share over the three-year performance period.

Each award of Performance-Vesting LTIP Units is comprised of a number of units designated as “absolute TSR base units,” a number of units designated as “relative TSR base units,” a number of units designated as “Core FFO per-share base units” and a number of units designated as “distribution equivalent units.” “The Performance-Vesting LTIP Units, exclusive of any distribution equivalent units thereon (described below), are allocated one-third to absolute TSR performance metrics (the “Absolute TSR Base Units”), one-third to relative TSR performance metrics (the “Relative TSR Base Units”) and one-third to Core FFO per-share growth performance metrics (the “Core FFO Per-Share Base Units”). The table below sets forth the total number of Performance-Vesting LTIP Units awarded to Messrs. Schwimmer, Frankel, Khan and Lanzer (which equals the sum of the Absolute TSR Base Units, the Relative TSR Base Units, Core FFO Per-Share Base Units and distribution equivalents on the Performance-Vesting LTIP Units that will vest, if at all, following the end of the performance period based upon the number of Absolute TSR Base Units, Relative TSR Base Units and Core FFO Per-Share Base Units that become vested in accordance with their terms).

Named Executive Officer	Total Performance-Vesting Units	Absolute TSR Base Units	Relative TSR Base Units	Core FFO Per-Share Base Units	Distribution Equivalent Units
Howard Schwimmer, Co-CEO	80,500	25,000	25,000	25,000	5,500
Michael S. Frankel, Co-CEO	80,500	25,000	25,000	25,000	5,500
Adeel Khan, CFO	29,600	9,167	9,167	9,166	2,100
David Lanzer, General Counsel and Secretary	13,917	4,306	4,306	4,305	1,000
Listed below are the grant date values and the number of Performance-Vesting LTIP Units each of Messrs. Schwimmer, Frankel, Khan and Lanzer will be eligible to receive under the Performance-Vesting LTIP Unit awards upon achieving threshold, target and maximum goals for the absolute TSR, relative TSR and Core FFO per-share performance metrics (but excluding any distribution equivalent units):

Named Executive Officer	Threshold Award (# Units)	Target Award (# Units)	Maximum Award (# Units)(1)	Grant Date Value ($)(2)
Howard Schwimmer, Co-CEO	18,750	45,000	75,000	1,608,500
Michael S. Frankel, Co-CEO	18,750	45,000	75,000	1,608,500
Adeel Khan, CFO	6,875	16,500	27,500	589,773
David Lanzer, General Counsel and Secretary	3,229	7,750	12,917	277,016

(1)	Represents the maximum Performance-Vesting LTIP Units that may vest, excluding any distribution equivalent units.

(2)	Represents the grant date fair value based on probable outcome of the performance conditions, computed in accordance with FASB ASC 718.
Any Performance-Vesting LTIP Units that are ultimately earned will vest in full on December 31, 2021, contingent upon continued employment with the Company through the end of the performance period (with certain exceptions in the event of a change in control of the Company and/or certain qualifying terminations of employment, each as discussed below under the heading “—Potential Payments Upon Termination or Change in Control”).

With respect to the Absolute TSR Base Units, if the following hurdles are achieved over the three-year performance period, the Absolute TSR Base Units will become vested as follows (generally subject to continued service through the applicable performance period):

	Absolute TSR Performance	% of Absolute TSR Base Units Vested
“Threshold Level”	18%	25%
“Target Level”	24%	60%
“Maximum Level”	30%	100%
With respect to the Relative TSR Base Units, if the following hurdles are achieved over the three-year performance period, the Relative TSR Base Units will become vested as follows (generally subject to continued service through the applicable performance period):

	Relative TSR Performance (based on the SNL US Equity REIT Index)	% of Relative TSR Base Units Vested
“Threshold Level”	35th percentile of the peer group	25%
“Target Level”	55th percentile of the peer group	60%
“Maximum Level”	75th percentile of the peer group	100%

With respect to the Core FFO Per-Share Base Units, if the following hurdles are achieved over the three-year performance period, the Core FFO Per-Share Base Units will become vested as follows (generally subject to continued service through the applicable performance period):

	Core FFO Per-Share Growth	Core FFO Vesting Percentage
“Threshold Level”	12%	25%
“Target Level”	16.5%	60%
“Maximum Level”	21%	100%

If performance falls between the levels specified in any or all of the three tables above, the applicable portion of the Performance-Vesting LTIP Unit awards to be earned will be determined by straight-line interpolation between the specified levels.

To the extent that common stock dividends are declared with an ex-dividend date that occurs during the applicable Performance-Vesting LTIP Unit performance period, unvested Performance-Vesting LTIP Units will entitle their holders to a cash payment equal to 10% of such dividends. In addition, a number of distribution equivalent units having a value equal to total common stock dividends with ex-dividend dates that occur during the performance period with respect to Performance-Vesting LTIP Units that are earned and become vested (less the distributions made with respect to such Performance-Vesting LTIP Units during the performance period as described in the immediately preceding sentence) will vest following the completion of the applicable performance period, up to the maximum number of distribution equivalent units that are included in the Performance-Vesting LTIP Units. For purposes of calculating the number of distribution equivalent units, the dividend amount will be adjusted (i) (plus or minus) to reflect the gain or loss on such amount had the dividends been reinvested in common stock on the applicable ex-dividend date and (ii) to reflect the value of any notional dividends on the notional shares resulting from such hypothetical reinvestment of distributions with an ex-dividend date occurring on or after the hypothetical issuance of such notional shares and on or prior to the last day of the performance period.
Retirement Plans
The Internal Revenue Code of 1986, as amended, allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to a 401(k) plan. We established a 401(k) retirement savings plan for our employees, including our NEOs, who satisfy certain eligibility requirements. Our NEOs are eligible to participate in the 401(k) plan on the same terms as other full-time employees. Messrs. Khan and Lanzer each received an employer matching contribution to the 401(k) plan of $540 related to 2018 contributions.
Employee Benefits and Perquisites
Our full-time employees, including our NEOs, are eligible to participate in health and welfare benefit plans, which provide medical, dental, prescription and other health and related benefits. We may also implement additional benefit and other perquisite programs as our Compensation Committee determines appropriate, though we do not expect any such additional benefits and perquisites to constitute a material component of our NEOs’ compensation package.
Severance and Change in Control Benefits
The Company’s business is competitive and the Compensation Committee believes that it is extremely important for the Company to maintain employment agreements with its most senior executives that offer reasonable protections to the executives in connection with transactions and involuntary termination. The employment agreements covering our NEOs generally provide for severance payments and benefits if the executive terminates his employment for “good reason” or is terminated by the Company without “cause”, as those terms are defined in each agreement. In addition, our Co-CEOs are eligible to receive severance if our Company elects not to renew the term of their respective employment agreements, provided that they were willing to continue employment on similar terms. Our Compensation Committee believes that these severance arrangements promote stability and continuity of senior management. These employment agreements also provide for equity award acceleration (excluding performance unit awards) upon a change in control (as defined in our Incentive Award Plan) in order to ensure that our NEOs realize the value of their time-based equity incentive awards if they bring us through a successful sale transaction (accelerated vesting with respect to performance unit awards is governed by the terms of those awards, as described below under the heading “—Potential Payments Upon Termination or Change in Control”). By including these severance and change in control provisions in the employment agreements, our Compensation Committee believes we can reinforce and encourage the continued attention and dedication of our NEOs to their assigned duties without distraction in the face of an actual or threatened transaction and ensure that our NEOs are motivated to negotiate the best acquisition consideration for our stockholders.
For a description of the material terms of these NEO employment agreements, as well as the treatment of outstanding equity awards in connection with a change in control or qualifying termination, see “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2018 Table” and “—Potential Payments Upon Termination or Change in Control” below.

Governance Policies Relating to Compensation
Minimum Ownership Guidelines
The Board expects the NEOs to own a meaningful equity interest in the Company to more closely align the interests of these executive officers with those of stockholders. Accordingly, the Board has adopted the Executive Officer Stock Ownership Policy dated February 16, 2016, which establishes equity ownership guidelines for the Co-CEOs, the CFO and the General Counsel and Secretary. The executives are required to hold common equity with a value equivalent to a multiple of their salary as listed in the table below:

Title	Multiple
Co-CEOs	6 x Base Salary
CFO & General Counsel and Secretary	3 x Base Salary
These NEOs have until December 2020 (or, with respect to Mr. Lanzer, December 2021) to meet the share ownership guidelines. Vested and unvested restricted common stock and LTIP Units count toward the equity ownership guidelines (in addition to shares of common stock and units in our operating partnership), excluding unearned Performance-Vesting LTIP Units. As of April 15, 2019, all of our NEOs satisfy the share ownership guidelines.
Anti-Hedging Policy
The Board has established an anti-hedging policy applicable to our officers, directors, other employees and their family members. The policy prohibits any director, officer or other employee of the Company and his or her family members from trading in puts, calls or other derivative securities based on the Company’s securities. In addition, certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow a stockholder to lock in much of the value of his or her holdings, often in exchange for all or part of the potential upside appreciation in the share holdings. These transactions allow the stockholder to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the owner may no longer have the same objectives as the Company’s other stockholders. Therefore, directors, officers, other employees and their family members are prohibited from engaging in any such transactions with respect to the common stock owned.
Anti-Pledging Policy
The Board has established an anti-pledging policy applicable to our officers, directors, other employees and their family members. The policy prohibits any director, officer or other employee of the Company and his or her family members from pledging or using as collateral, the Company’s securities in order to secure personal loans, lines of credit or other obligations, including holding Company securities in a margin account. Exceptions to this policy are granted where (i) the securities pledged are not needed to satisfy the minimum ownership level required by the Company’s stock ownership guidelines, (ii) such individual has and maintains a sufficient amount of immediately available cash or securities at all times to prevent a sale of the Company’s securities during a time when such sale would be prohibited and (iii) the securities pledged are not utilized as part of any hedging transaction prohibited by the Company’s anti-hedging policy described above.

Tax and Accounting Considerations
Section 162(m) of the Internal Revenue Code
Section 162(m) of the Code disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year for the chief executive officer, chief financial officer, and the three other most highly compensated officers of such corporation for such taxable year. Prior to the effectiveness of the Tax Act, the deduction limit included an exception for “qualified performance-based compensation.” However, the Tax Act amended certain aspects of Section 162(m) of the Code, including eliminating the exception permitting deduction of “qualified performance-based compensation,” and expanding the scope of employees to whom the deduction limit applies. The Tax Act includes a grandfathering provision, pursuant to which remuneration that was intended to be “qualified performance-based compensation,” and that was provided pursuant to a written binding contract in effect on November 2, 2017 which has not been modified in any material respect on or after that date, will continue to be eligible for the “qualified performance-based compensation” exception.
We believe that we qualify as a REIT under the Code and generally are not subject to federal income taxes, provided we distribute to our stockholders at least 90% of our taxable income each year. As a result of the Company’s tax status as a REIT, the loss of a deduction under Section 162(m) of the Code may not affect the amount of federal income tax payable by the Company. In approving the amount and form of compensation for our named executive officers in the future, our Compensation Committee will consider all elements of the cost to the Company of providing such compensation, including the potential impact of Section 162(m) of the Code, if any. However, our Compensation Committee may, in its judgment, authorize compensation payments that are subject to deduction limitations under Section 162(m) of the Code when it believes that such payments are appropriate to attract and retain executive talent.
Section 280G of the Internal Revenue Code
Section 280G of the Code disallows a tax deduction with respect to excess parachute payments to certain executives of companies that undergo a change in control. In addition, Section 4999 of the Code imposes a 20% penalty on the individual receiving the excess payment.
Parachute payments are compensation that is linked to or triggered by a change in control and may include, but are not limited to, bonus payments, severance payments, certain fringe benefits, and payments and acceleration of vesting from long-term incentive plans including stock options and other equity-based compensation. Excess parachute payments are parachute payments that exceed a threshold determined under Section 280G of the Code based on the executive’s prior compensation. In approving the compensation arrangements for our named executive officers in the future, our Compensation Committee will consider all elements of the cost to the Company of providing such compensation, including the potential impact of Section 280G of the Code. However, our Compensation Committee may, in its judgment, authorize compensation arrangements that could give rise to loss of deductibility under Section 280G of the Code and the imposition of excise taxes under Section 4999 of the Code when it believes that such arrangements are appropriate to attract and retain executive talent.
Note that none of our NEOs (or other executives or employees) are entitled to any tax gross-up or similar payments with respect to any excise taxes that may be imposed in accordance with the foregoing.

Accounting Standards
ASC Topic 718 requires us to calculate the grant date “fair value” of our stock-based awards using a variety of assumptions. ASC Topic 718 also requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of restricted stock, Service-Vesting LTIP Units and Performance-Vesting LTIP Units under our equity incentive award plans will be accounted for under ASC Topic 718. Our Compensation Committee will regularly consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align the accounting expense of our equity awards with our overall executive compensation philosophy and objectives.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors of Rexford Industrial Realty, Inc., a Maryland corporation, has reviewed and discussed with management the Compensation Discussion and Analysis and, based on such review and discussions, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
This report of the Compensation Committee is not soliciting material, is not deemed filed with the Securities and Exchange Commission, and shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.
The foregoing report has been furnished by the Compensation Committee as of April 15, 2019.
Robert L. Antin, Chairman
Steven C. Good
Peter E. Schwab

SUMMARY COMPENSATION TABLE
The following table sets forth information concerning the compensation of our NEOs for 2018, 2017 and 2016.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)		Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total($)
Howard Schwimmer Co-Chief Executive Officer	2018	550,000	17,738	3,817,960	(5)(6)	257,262	15,469	4,658,429
	2017	550,000	—	2,348,828		825,000	29,475	3,753,303
	2016	495,000	—	1,694,905		742,500	27,831	2,960,236
Michael S. Frankel Co-Chief Executive Officer	2018	550,000	17,738	3,817,960	(5)(6)	257,262	15,469	4,658,429
	2017	550,000	—	2,348,828		825,000	13,149	3,736,977
	2016	495,000	—	1,694,905		742,500	12,418	2,944,823
Adeel Khan Chief Financial Officer	2018	350,000	5,644	1,305,058	(5)	519,356	15,469	2,195,527
	2017	350,000	—	1,052,756		525,000	13,149	1,940,905
	2016	315,000	—	880,409		393,750	10,393	1,599,552
David Lanzer General Counsel and Secretary	2018	325,000	6,289	646,185	(5)	383,711	15,469	1,376,654
	2017	300,000	—	726,402	(7)	270,000	13,149	1,309,551
	2016	195,313	140,000	100,009		—	36,978	1,109,541
_____________

(1)	Amounts shown in the “Salary” column reflect the base salary earned by each NEO during the applicable year.

(2)
Amounts shown in the “Bonus” column reflect the payment of discretionary bonuses awarded to the NEOs with respect to performance during the applicable year, as well as the incremental amounts of 2018 annual bonuses that were paid due to the determination to pay at maximum levels despite the fact that year-end same property portfolio occupancy performed at slightly less than maximum, as described under “Compensation Discussion and Analysis—Elements of Compensation-Annual Bonuses”, over the amounts that would have been paid based on actual achievement of all the performance goals.

(3)
Amounts shown in the “Non-Equity Incentive Plan Compensation” column reflect annual bonus awards earned for performance in 2018, 2017 and 2016 under the applicable annual bonus programs in place for those years. For Messrs. Schwimmer and Frankel, amounts shown for 2018 reflect the portion of each such NEO’s annual Bonus (equal to 25% of each such NEO’s annual bonus, or $275,000) that was payable in cash, excluding the incremental amounts paid as a result of the assumption that year-end same property portfolio occupancy performed at maximum, as described in note (2) above.

(4)
Amounts shown in the “All Other Compensation” column reflect medical insurance premiums paid by or reimbursed to each NEO by the Company during 2018, 2017 and 2016, respectively, for the direct or indirect benefit of the NEO that are not generally available to all other employees of the Company.

(5)
Amounts shown in the “Stock Awards” column for 2018 include, for all NEOs, the full grant-date fair value of Service-Vesting LTIP Units and Performance-Vesting LTIP Units computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide detailed information regarding the assumptions used to calculate the value of Service-Vesting LTIP Units and Performance-Vesting LTIP Units made to executive officers in Note 14 to our consolidated financial statements contained in our Annual Report on Form 10-K filed February 19, 2019. There can be no assurance that awards will vest (in which case no value will be realized by the individual). The Performance-Vesting LTIP Unit awards are treated as market condition shares as defined under ASC Topic 718, and as a result, the grant date values will not differ from the fair values.

(6)
Amounts shown in the “Stock Awards” column for 2018 include, for Messrs. Schwimmer and Frankel, the grant date fair value of the portion of each such NEO’s annual bonus (equal to 75% of each such NEO’s annual bonus) that was settled in fully-vested LTIP Units, which was $825,000 for each of Messrs. Schwimmer and Frankel. The grant date fair value of Messrs. Schwimmer and Frankel’s fully-vested LTIP Units was computed in accordance with ASC Topic 718. In early 2019, at the same time that annual bonuses were paid to our NEOs generally, Messrs. Schwimmer and Frankel were each granted 24,641 fully-vested LTIP Units. The number of LTIP Units granted was determined by dividing $825,000 by the closing price of our common stock on the date of grant.

(7)
Prior to December 2017, the Compensation Committee provided Mr. Lanzer with long-term incentive compensation in the form of restricted stock, consistent with awards to the Company’s non-NEO employees. Specifically, in December 2016, Mr. Lanzer did not receive LTIP Units with respect to 2017 as did our other NEOs. Instead, effective March 1, 2017, the Compensation Committee granted to Mr. Lanzer a long-term incentive award of 8,681 shares of restricted stock at the same time as grants made to the Company’s non-NEO employees generally, corresponding to a fixed grant date fair value of $200,000. In December 2017, the Compensation Committee determined to align Mr. Lanzer’s annual long-term incentive compensation with that of our other NEOs, and Mr. Lanzer, along with the other NEOs, received an LTIP Unit award in December 2017. As a result of this change to Mr. Lanzer’s long-term incentive compensation, Mr. Lanzer received two long-term incentive awards in 2017. Going forward, the Compensation Committee intends to continue to provide Mr. Lanzer with long-term incentive compensation on the same basis as the other NEOs. As such, the Compensation Committee does not expect to grant any further restricted stock awards to Mr. Lanzer so long as other NEOs are not receiving restricted stock awards.

GRANTS OF PLAN-BASED AWARDS FOR 2018
The following table sets forth information regarding grants of awards made to our NEOs during 2018.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards; Number of Units (#)		Grant Date Fair Value of Stock Awards ($)(5)
Howard Schwimmer	12/15/2018	—	—	—	—	—	—	47,740	(3)	1,384,460
	12/15/2018	—	—	—	18,750	45,000	75,000	—		1,608,500
	—	275,000	825,000	1,100,000	—	—	—	—		—
	5/11/2018	—	—	—	—	—	—	24,641	(4)	825,000
Michael S. Frankel	12/15/2018	—	—	—	—	—	—	47,740	(3)	1,384,460
	12/15/2018	—	—	—	18,750	45,000	75,000	—		1,608,500
	—	275,000	825,000	1,100,000	—	—	—	—		—
	5/11/2018	—	—	—	—	—	—	24,641	(4)	825,000
Adeel Khan	12/15/2018	—	—	—	—	—	—	24,665	(3)	715,285
	12/15/2018	—	—	—	6,875	16,500	27,500	—		589,773
	—	175,000	437,500	525,000	—	—	—	—		—
David Lanzer	12/15/2018	—	—	—	—	—	—	12,730	(3)	369,169
	12/15/2018	—	—	—	3,229	7,750	12,917	—		277,016
	—	130,000	292,500	390,000	—	—	—	—		—

(1)	Represents threshold, target and maximum annual bonus opportunities for performance in 2018.

(2)
Represents awards of Performance-Vesting LTIP Units in our operating partnership. The amounts in the threshold, target and maximum columns correspond to the number of base Performance-Vesting LTIP Units that would be earned in the event that specified threshold, target and maximum goals, respectively, are achieved. These amounts exclude distribution equivalent units which are eligible to vest upon the conclusion of the applicable performance period based on the number of Performance-Vesting LTIP Units actually earned. For more information on these performance unit awards, see “Compensation Discussion and Analysis—Elements of Compensation-Long-Term Incentives”.

(3)
Represents awards of Service-Vesting LTIP Units in our operating partnership. For more information on these Service-Vesting LTIP Unit awards, see “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentives”.

(4)	Represents the portion of Messrs. Schwimmer and Frankel’s annual bonus (equal to 75% of each such NEO’s annual bonus) that was paid in LTIP Units.

(5)
Amounts for 2018 reflect the full grant-date fair value of fully-vested LTIP Units (granted to Messrs. Schwimmer and Frankel only), Service-Vesting LTIP Units and Performance-Vesting LTIP Units granted in 2018 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide detailed information regarding the assumptions used to calculate the value of Service-Vesting LTIP Units and Performance-Vesting LTIP Units granted to executive officers in Note 14 to our consolidated financial statements contained in our Annual Report on Form 10-K filed February 19, 2019. With respect to any such awards that are subject to vesting, there can be no assurance that awards will vest (in which case no value will be realized by the individual).

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
Executive Compensation Arrangements
Below are summaries of the key terms of the employment and letter agreements applicable to our NEOs. The employment agreements for Messrs. Schwimmer, Frankel and Khan also provide for certain severance and change-in-control payments and benefits, as described below under “Potential Payments upon Termination or Change in Control.”
Howard Schwimmer and Michael Frankel
In July 2013, we entered into employment agreements with Messrs. Schwimmer and Frankel, which became effective upon the completion of our IPO. The following is a summary of the material terms of the agreements.
Under the employment agreements, Messrs. Schwimmer and Frankel each serve as a Co-Chief Executive Officer of our Company and report directly to our Board. The initial term of the employment agreements ended on the fourth anniversary of the completion of our IPO, or July 24, 2017. On that date the employment agreements automatically renewed, and on each subsequent one-year anniversary of such date, the term of the employment agreements will automatically be extended, in each case, for one year, unless earlier terminated. Pursuant to the employment agreements, during the terms of Messrs. Schwimmer’s and Frankel’s employment, we will nominate each for election as a director.
Under the employment agreements, Messrs. Schwimmer and Frankel each received initial annual base salaries of $495,000, which are subject to increase at the discretion of our Compensation Committee. In addition, each of Messrs. Schwimmer and Frankel is eligible to receive an annual discretionary cash performance bonus targeted at 100% of the executive’s then-current annual base salary. The actual amount of any such bonuses is determined by reference to the attainment of applicable company and/or individual performance objectives, as determined by our Compensation Committee.
In connection with entering into the employment agreements and as described below, Messrs. Schwimmer and Frankel were each granted an award of 285,715 shares of our restricted common stock (of which 281,395 shares subject to each award were cancelled as of December 31, 2013 in connection with the Accommodation, as defined and further described in our Annual Report on Form 10-K filed on February 25, 2016). These restricted stock awards vested in four equal, annual installments on each of the first four anniversaries of the date of grant, subject to each executive’s continued service through the applicable vesting date. In addition, beginning in calendar year 2014 and for each calendar year thereafter, Messrs. Schwimmer and Frankel are and have been eligible to receive annual equity awards, as determined by our Compensation Committee in its sole discretion. Messrs. Schwimmer and Frankel are also eligible to participate in customary health, welfare and fringe benefit plans, and, subject to certain restrictions, healthcare benefits will be provided to them and their eligible dependents at the Company’s sole expense. Each of Messrs. Schwimmer and Frankel accrues four weeks of paid vacation per year.
On June 26, 2017, the Company, the Operating Partnership and each of Messrs. Frankel and Schwimmer entered into an amendment to their respective employment agreements.
The amendments update Mr. Frankel’s and Mr. Schwimmer’s employment agreements to, among other things, (i) reflect the executives’ current base salaries (as have been adjusted since the executives’ respective employment agreements were originally executed) and (ii) to provide that, if Mr. Frankel’s or Mr. Schwimmer’s employment is terminated by reason of the executive’s death or disability, the applicable executive (or his estate) will be entitled to a pro rata portion of the executive’s annual bonus for the partial fiscal year in which the termination date occurs, determined based on actual performance (in addition to any accrued amounts and the executives’ current entitlement to accelerated vesting of outstanding equity awards that vest based solely on continued services to the Company). The termination provisions of the amended employment agreements for Mr. Frankel and Mr. Schwimmer are detailed below in “Potential Payments Upon Termination or Change in Control.”

Adeel Khan
In November 2014, we entered into an employment agreement with Mr. Khan. The following is a summary of the material terms of the agreement.
Under his employment agreement, Mr. Khan continues to serve as Chief Financial Officer of our Company and reports directly to the Co-Chief Executive Officers of our Company or their designee. The initial term of the employment agreement ended on the third anniversary of the effective date (November 25, 2017).
Under his employment agreement, Mr. Khan initially received an annual base salary of $315,000, which is subject to annual review and increase at the discretion of our Compensation Committee. In addition, Mr. Khan is eligible to receive an annual discretionary cash performance bonus targeted at 80% of Mr. Khan’s base salary actually paid for such year. The actual amount of any such bonus is determined by reference to the attainment of applicable Company and/or individual performance objectives, as determined by our Compensation Committee, and may be greater or less than the target amount, or zero.
Mr. Khan is eligible to participate in customary health, welfare and fringe benefit plans, and, subject to certain restrictions, healthcare benefits will be provided to him and his eligible dependents at our sole expense. Mr. Khan accrues four weeks of paid vacation per year.
On June 26, 2017, the Company, the Operating Partnership and Mr. Khan entered into an amendment to his employment agreement.
The amendment updates Mr. Khan’s employment agreement to, among other things, (i) extend the term of Mr. Kahn’s employment agreement, which will now expire on November 25, 2020, (ii) reflect Mr. Khan’s current base salary (as has been adjusted since the Mr. Khan’s employment agreement was originally executed), (iii) reflect Mr. Khan’s current target annual bonus level, and (iv) to provide that, if Mr. Khan’s employment is terminated by reason of death or disability, he (or his estate) will be entitled to a pro rata portion of his annual bonus for the partial fiscal year in which the termination date occurs (in addition to any accrued amounts and Mr. Khan’s current entitlement to accelerated vesting of outstanding equity awards that vest based solely on continued services to the Company). The termination provisions of the amended employment agreements for Mr. Khan are detailed below in “Potential Payments Upon Termination or Change in Control.”
David Lanzer
On June 26, 2017, the Company and the Operating Partnership entered into an employment agreement with Mr. Lanzer. The following is a summary of the material terms of the employment agreement.
Under his employment agreement, Mr. Lanzer initially received an annual base salary of $300,000, which is subject to annual review and increase at the discretion of our Compensation Committee. In addition, Mr. Lanzer is eligible to receive an annual cash performance bonus opportunity targeted at 60% of Mr. Lanzer’s annual base salary. The actual amount of any such bonus will be determined by reference to the attainment of applicable Company and/or individual performance objectives, as determined by the compensation committee of the Company’s Board, and may be greater or less than the target amount, or zero.
Mr. Lanzer is eligible to participate in customary health, welfare and fringe benefit plans, and, subject to certain restrictions, healthcare benefits will be provided to him and his eligible dependents at our sole expense. Mr. Lanzer will accrue four weeks of paid vacation per year. The termination provisions of the Mr. Lanzer’s employment agreement are detailed below in “Potential Payments Upon Termination or Change in Control.”

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2018
The following table summarizes the number of shares of common stock underlying outstanding equity incentive plan awards for each NEO as of December 31, 2018.

Name	Grant Date(1)	Number of Shares or Stock Units that Have Not Vested (#)		Market Value of Shares of Stock or Units that Have Not Vested ($)(2)	Equity Incentive Plan Awards; Number of Unearned Units That Have Not Vested (#)		Equity Incentive Plan Awards; Market or Payout Value of Unearned Units That Have Not Vested ($)(3)
Howard Schwimmer	12/15/2015	15,723	(4)	463,357	—		—
	12/29/2016	22,017	(5)	648,841	—		—
	12/29/2016	—		—	78,625	(6)	2,317,079
	12/15/2017	29,431	(7)	867,332	—		—
	12/15/2017	—		—	48,125	(8)	1,418,244
	12/15/2018	47,740	(9)	1,406,898	—		—
	12/15/2018	—		—	18,750	(10)	552,563
Michael S. Frankel	12/15/2015	15,723	(4)	463,357	—		—
	12/29/2016	22,017	(5)	648,841	—		—
	12/29/2016	—		—	78,625	(6)	2,317,079
	12/15/2017	29,431	(7)	867,332	—		—
	12/15/2017	—		—	48,125	(8)	1,418,244
	12/15/2018	47,740	(9)	1,406,898	—		—
	12/15/2018	—		—	18,750	(10)	552,563
Adeel Khan	12/15/2015	10,221	(4)	301,213	—		—
	12/29/2016	14,311	(5)	421,745	—		—
	12/29/2016	—		—	27,750	(6)	817,793
	12/15/2017	15,260	(7)	449,712	—		—
	12/15/2017	—		—	17,500	(8)	515,725
	12/15/2018	24,665	(9)	726,878	—		—
	12/15/2018	—		—	6,875	(10)	202,606
David Lanzer	4/2/2016	2,748	(11)	80,984	—		—
	3/1/2017	6,510	(12)	191,850	—		—
	12/15/2017	7,630	(7)	224,856	—		—
	12/15/2017	—		—	8,750	(8)	257,863
	12/15/2018	12,730	(9)	375,153	—		—
	12/15/2018	—		—	3,229	(10)	95,159

____________

(1)
In addition to the vesting schedules described below, each equity award may be subject to accelerated vesting in certain circumstances, as described in “Potential Payments upon Termination or Change in Control” below.

(2)
The market value of shares of restricted stock and Service- and Performance-Vesting LTIP Units that have not vested is calculated by multiplying the fair market value of a share of our common stock on December 31, 2018 ($29.47) by the number of unvested shares of restricted stock or unvested Service- or Performance-Vesting LTIP Units outstanding under the applicable award.

(3)
The market value of unearned Performance-Vesting LTIP Units is calculated by multiplying the fair market value of a share of our common stock on December 31, 2018 ($29.47) by the number of unearned shares disclosed in accordance with SEC rules and footnotes 5, 7 and 9.

(4)
Each Service-Vesting LTIP Unit award vests as to 25% of the number of Service-Vesting LTIP Units subject to the award on each of the first, second, third and fourth anniversaries of the date of grant, subject to the executive’s continued employment with us through the applicable vesting date. The unvested portions of these awards are scheduled to vest in one remaining installment on December 15, 2019.

(5)
Each Service-Vesting LTIP Unit award vests as to 25% of the number of Service-Vesting LTIP Units subject to the award on each of the first, second, third and fourth anniversaries of the date of grant, subject to the executive’s continued employment with us through the applicable vesting date. The unvested portions of these awards are scheduled to vest in two remaining installments on December 29, 2019, and December 29, 2020.

(6)
Represents the number of Performance-Vesting LTIP Units, excluding distribution equivalent units, that would become earned and vested at the end of the performance period, assuming that the Company’s absolute and relative TSR performance is achieved at the maximum level for the three-year performance period from December 29, 2016 through December 28, 2019.

(7)
Each Service-Vesting LTIP Unit award vests as to one-third of the number of Service-Vesting LTIP Units subject to the award on each of the first, second and third anniversaries of the date of grant, subject to the executive’s continued employment with us through the applicable vesting date. The unvested portions of these awards are scheduled to vest in two remaining installments on December 15, 2019, and December 15, 2020.

(8)
Represents the number of Performance-Vesting LTIP Units, excluding distribution equivalent units, that would become earned and vested at the end of the performance period, assuming that the Company’s absolute TSR performance is achieved at the threshold level and the Company’s relative TSR performance is achieved at the maximum level for the three-year performance period from December 15, 2017 through December 14, 2020.

(9)
Each Service-Vesting LTIP Unit award vests as to one-third of the number of Service-Vesting LTIP Units subject to the award on each of the first, second and third anniversaries of the date of grant, subject to the executive’s continued employment with us through the applicable vesting date. The unvested portions of these awards are scheduled to vest in three remaining installments on December 15, 2019, December 15, 2020, and December 15, 2021.

(10)	Represents the number of Performance-Vesting LTIP Units, excluding distribution equivalent units, that would become earned and vested at the end of the performance period, assuming that the Company’s absolute TSR performance, relative TSR performance and Core FFO Per-Share is achieved at the threshold level for the three-year performance period from January 1, 2019 through December 31, 2021.

(11)
This restricted stock award vests as to 25% of the number of shares subject to the award on each of the first, second, third and fourth anniversaries on the date of grant, subject to the executive’s continued service with us through the applicable vesting date. The unvested portion of this award is scheduled to vest in one remaining installment on April 2, 2020.

(12)
As discussed above, in February 2017, the Compensation Committee approved an award of 8,681 shares of restricted stock to Mr. Lanzer, corresponding to a fixed grant date fair value of $200,000. This restricted stock award vests as to 25% of the number of shares subject to the award on each of the first, second, third and fourth anniversaries on the date of grant, subject to Mr. Lanzer’s continued service with us through the applicable vesting date. The unvested portion of this award is scheduled to vest in two remaining installments on March 1, 2020, and March 1, 2021.

OPTION EXERCISES AND STOCK VESTED DURING 2018
The following table summarizes vesting of restricted stock awards and LTIP Units applicable to our NEOs during the year ended December 31, 2018. None of our NEOs held any options during 2018.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Howard Schwimmer	195,584	6,018,152
Michael S. Frankel	195,584	6,018,152
Adeel Khan	69,757	2,175,306
David Lanzer	7,360	217,751

(1)
Amounts represent the market value as of the vesting date of the awards, based on the closing price for our common stock on the date of vesting of restricted stock, Service-Vesting LTIP Units or Performance-Vesting LTIP Units.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
Employment Agreements
Pursuant to the terms of the amended employment agreements for Messrs. Schwimmer and Frankel, if Mr. Schwimmer’s or Mr. Frankel’s employment is terminated by our Company without “cause,” by the executive for “good reason” (each, as defined in the applicable employment agreement) or because our Company elects not to renew the term of the employment agreement then, in addition to any accrued amounts, the executive will be entitled to receive the following, subject to the execution and non-revocation of an effective general release of claims in favor of the Company:

•
A lump-sum payment in an amount equal to three times the sum of (i) the executive’s annual base salary then in effect, (ii) the average annual bonus earned by the executive for the three prior fiscal years and (iii) the average value of any annual equity awards(s) made to the executive during the prior three fiscal years (excluding the initial grant of restricted stock granted pursuant to the employment agreements, any award(s) granted pursuant to a multi-year, outperformance or long-

term performance program and any other non-recurring awards);

•
a lump-sum payment in an amount equal to (i) any annual bonus relating to the year immediately preceding the year in which the termination date occurs that remains unpaid on the termination date (if any), and (ii) a pro rata portion of the executive’s target bonus for the partial fiscal year in which the termination date occurs, payable in a lump sum on the date on which annual bonuses are paid to our Company’s senior executives generally for such year;

•
other than with respect to the Performance-Vesting LTIP Units (discussed below), accelerated vesting of all outstanding equity awards that vest solely on the passage of time held by the executive as of the termination date; and

•	company-paid continuation healthcare coverage for 18 months after the termination date.
Upon a termination of employment by reason of death or disability, Messrs. Schwimmer and Frankel or their respective estates will be entitled to accelerated vesting of all outstanding equity awards held by the executive as of the termination date other than the Performance-Vesting LTIP Units (discussed below) and a pro rata portion of the executive’s annual bonus for the partial fiscal year in which the termination date occurs, determined based on actual performance, payable in a lump sum on the date on which annual bonuses are paid to our Company’s senior executives generally for such year, in addition to any accrued amounts. In addition, upon a change in control of our Company (as defined in the Incentive Award Plan), Messrs. Schwimmer and Frankel will be entitled to accelerated vesting of all outstanding equity awards held by such executive, other than the Performance-Vesting LTIP Units (discussed below), as of the date of the change in control.
Pursuant to the terms of the amended employment agreement for Mr. Khan and the employment agreement for Mr. Lanzer, if Mr. Khan’s or Mr. Lanzer’s employment is terminated by our Company without “cause” or by Mr. Khan or Mr. Lanzer for “good reason” (each, as defined in the applicable employment agreement) then, in addition to any accrued amounts, Mr. Khan or Mr. Lanzer, as applicable, will be entitled to receive the following, subject to the execution and non-revocation of an effective general release of claims in favor of the Company:

•	a lump-sum payment in an amount equal to the executive’s annual base salary then in effect;

•
a pro rata portion of the executive’s annual bonus for the partial fiscal year in which the termination date occurs, determined based on actual performance, payable in a lump sum on the date on which annual bonuses are paid to our Company’s senior executives generally for such year;

•
other than with respect to the Performance-Vesting LTIP Units (discussed below), accelerated vesting of all outstanding equity awards that vest based solely on the passage of time held by the executive as of the termination date; and

•	company-paid continuation healthcare coverage for up to 18 months after the termination date.
Upon a termination of employment by reason of death or disability, Mr. Khan or Mr. Lanzer or their respective estates, as applicable, will be entitled to accelerated vesting of all outstanding equity awards that vest based solely on the passage of time held by Mr. Khan or Mr. Lanzer as of the termination date and a pro rata portion of the executive’s annual bonus for the partial fiscal year in which the termination date occurs, determined based on actual performance, payable in a lump sum on the date on which annual bonuses are paid to the Company’s senior executives generally for such year, in addition to any accrued amounts. In addition, upon a “change in control” of our Company (as defined in the Incentive Award Plan), Mr. Khan and Mr. Lanzer will be entitled to accelerated vesting of all outstanding equity awards held by them, other than the Performance-Vesting LTIP Units (discussed below), as of the date of the change in control.

Messrs. Schwimmer, Frankel, Khan and Lanzer’s right to receive their respective severance payments and benefits described above is subject to the applicable executive’s delivery and non-revocation of an effective general release of claims in favor of our Company. The employment agreements with Messrs. Schwimmer, Frankel, Khan and Lanzer also contain customary confidentiality and non-solicitation provisions.
In addition, each of Messrs. Schwimmer, Frankel, Khan and Lanzer’s employment agreements provide that, to the extent that any change in control payment or benefit to the applicable executive would be subject to an excise tax imposed in connection with Section 4999 of the Code, such payments and/or benefits may be subject to a “best pay cap” reduction to the extent necessary so that the executive receives the greater of the (i) net amount of the change in control payments and benefits reduced such that such payments and benefits will not be subject to the excise tax and (ii) net amount of the change in control payments and benefits without such reduction. No NEO (or other employee) is entitled to any tax gross-up payment in connection with change in control payments (or otherwise).
Service-Vesting LTIP Units and Performance-Vesting LTIP Units
Termination of Employment. If Messrs. Schwimmer, Frankel, Khan or Lanzer’s employment is terminated by the Company other than for “cause,” by the executive for “good reason,” or due to the executive’s death or “disability” (each as defined in the applicable award agreement) or, in the case of Messrs. Schwimmer or Frankel, upon the Company’s non-renewal of the executive’s employment agreement, in any case, then:

•	his Service-Vesting LTIP Units will vest in full; and

•	his Performance-Vesting LTIP Units will remain outstanding and eligible to vest based on the achievement of the performance goals during the performance period.

Change in Control. In the event of a change in control, Messrs. Schwimmer, Frankel, Khan and Lanzer’s Service-Vesting LTIP Units will vest in full. In addition, if a change in control occurs before the end of a performance period, then:

•
If the change in control occurs on or prior to the first anniversary of the grant date of the Performance-Vesting LTIP Units, the number of Performance-Vesting LTIP Units that vest will depend on whether the Company’s absolute TSR is attained at or above the threshold level as of the change in control. If it is not attained at or above the threshold level, then the number of Performance-Vesting LTIP Units that vest will equal the sum of (i) (x) the number of Absolute TSR Base Units which vest based on the achievement of pro-rated absolute TSR performance goals (determined by reference to the shortened performance period through the date of the change in control), plus (y) the number of Relative TSR Base Units which vest based on achievement of the relative TSR performance goals, with such sum pro-rated to reflect the shortened performance period through the change in control date (such number, the “Year 1 CIC base units”), (ii) the target number of Core FFO Per-Share Based Units, plus (iii) the distribution equivalent units (calculated with respect to the Year 1 CIC base units). If the Company’s absolute TSR is attained at or above the threshold level as of the change in control, then the same calculation will apply, except that the number of Absolute TSR Base Units comprising the total vested amount will equal the greater of the number of Absolute TSR Base Units that vest based on the achievement of pro-rated absolute TSR performance goals (determined by reference to the shortened performance period through the date of the change in control) and the number of Absolute TSR Base Units that vest based on the achievement of Company’s absolute TSR (determined by reference to the shortened performance period through the date of the change in control, without pro-ration). Any

Performance-Vesting LTIP Units that vest as described in this paragraph will vest immediately prior to the change in control, subject to the NEO’s continued employment until immediately prior to the change in control (except in the case of an earlier qualifying termination, as discussed above).

•
If the change in control occurs following the first anniversary of the grant date of the Performance-Vesting LTIP Units, a number of Performance-Vesting LTIP Units equal to the sum of (i) (x) the number of Absolute TSR Base Units that vest based on the achievement of pro-rated absolute TSR performance goals (determined by reference to the shortened performance period as of the date of the change in control) plus (y) the number of Relative TSR Base Units that vest based on achievement of the relative TSR performance goals (determined by reference to the shortened performance period through the date of the change in control, without pro-ration) (such number of base units, the “Year 2/3 CIC base units”), (ii) the target number of Core FFO Per-Share Base Units, plus (iii) the distribution equivalent units (calculated with respect to the Year 2/3 CIC base units), will vest immediately prior to the change in control, subject to the NEO’s continued employment until immediately prior to the change in control (or an earlier qualifying termination as discussed above).

Summary of Potential Payments Upon Termination or Change in Control
The following table summarizes the payments that would be made to Messrs. Schwimmer, Frankel, Khan and Lanzer upon the occurrence of certain qualifying terminations of employment or a change in control, in any case, occurring on December 31, 2018. Amounts shown do not include (i) accrued but unpaid base salary through the date of termination, or (ii) other benefits earned or accrued by the NEO during his employment that are available to all salaried employees, such as accrued vacation. For purposes of the table, a “qualifying termination” refers to a termination by the executive for “good reason” or by the Company without “cause” or, with respect to Messrs. Schwimmer and Frankel, a termination due to Company non-renewal of the executive’s employment agreement.

Name	Benefit	Death/ Disability ($)		Qualifying Termination (no Change in Control) ($)		Change in Control (no Termination) ($)(1)		Qualifying Termination in Connection with a Change in Control ($)(1)
Howard Schwimmer	Cash Severance	1,100,000		7,612,500		—		7,612,500
	Continued Health Benefits	—		38,278		—		38,278
	Equity Acceleration	8,590,534	(2)	8,590,534	(2)	7,480,800	(3)	7,480,800	(4)
	Total	9,690,534		16,241,312		7,480,800		15,131,578
Michael S. Frankel	Cash Severance	1,100,000		7,612,500		—		7,612,500
	Continued Health Benefits	—		38,278		—		38,278
	Equity Acceleration	8,590,534	(2)	8,590,534	(2)	7,480,800	(3)	7,480,800	(4)
	Total	9,690,534		16,241,312		7,480,800		15,131,578
Adeel Khan	Cash Severance	525,000		875,000		—		875,000
	Continued Health Benefits	—		38,278		—		38,278
	Equity Acceleration	3,770,303	(2)	3,770,303	(2)	3,363,995	(3)	3,363,995	(4)
	Total	4,295,303		4,683,581		3,363,995		4,277,273
David Lanzer	Cash Severance	390,000		715,000		—		715,000
	Continued Health Benefits	—		38,278		—		38,278
	Equity Acceleration	1,355,384	(2)	1,355,384	(2)	1,175,190	(3)	1,175,190	(4)
	Total	1,745,384		2,108,662		1,175,190		1,928,468

(1)
In accordance with the employment agreement terms, if any payments made in connection with a change in control would otherwise be subject to an excise tax under Section 4999 of the Code by reason of the “golden parachute” rules contained in Section 280G of the Code, such payments will be reduced if and to the extent that doing so will result in net after-tax payments and benefits for the NEO that are more favorable than the net after-tax payments and benefits payable to the NEO in the absence of such a reduction after the imposition of the excise tax. The figures reported in this column do not reflect any such reductions as a result of Code Section 280G limits. No NEO (or other employee) is entitled to any tax gross-up payment in connection with change in control payments (or otherwise).

(2)
Represents, for each NEO, the sum of the values attributable to (i) the accelerated vesting of the unvested portion of all outstanding shares of restricted stock and all outstanding Service-Vesting LTIP Units held by the NEO as of December 31, 2018 and (ii) the number of Performance-Vesting LTIP Units that would become earned and vested at the end of the performance period, assuming absolute and relative TSR performance continue at the same rate as we experienced from the first day of the applicable performance period through December 31, 2018, Core FFO per diluted share growth continues at the same rate as we experienced for the year ended December 31, 2018, and including the assumed number of distribution equivalent units that will be allocated in connection with those units. Note, however, that the value of the Performance-Vesting LTIP Unit awards would ultimately reflect actual performance and, accordingly, if our actual TSR and actual Core FFO per diluted share growth results vary, the amounts payable in respect of these awards under this scenario could be greater or less than the amounts reported. As required by applicable disclosure rules, these values reflect a hypothetical termination of the executive’s employment occurring on December 31, 2018.

(3)
Represents, for each NEO, the sum of the values attributable to (i) the accelerated vesting of the unvested portion of all outstanding shares of restricted stock and all outstanding Service-Vesting LTIP Units held by the NEO as of December 31, 2018 and (ii) the accelerated vesting of the NEO’s Performance-Vesting LTIP Unit award as described in the narrative above. The Performance-Vesting LTIP Unit awards were valued for each NEO by multiplying (i) the number of Performance-Vesting LTIP Units that would have been earned as if the date of the change in control occurred on December 31, 2018, by (ii) the fair market value of a share of our common stock on December 31, 2018 ($29.47). The number of Performance-Vesting LTIP Units that would have been earned as of December 31, 2018 is based on the Company’s actual TSR performance from the first day of the applicable performance period through December 31, 2018 and the target number of Core FFO Per-Share Base Units. As required by applicable disclosure rules, these values reflect a hypothetical change in control occurring on December 31, 2018.

(4)
Represents, for each NEO, the sum of the values attributable to (i) the accelerated vesting of the unvested portion of all outstanding shares of restricted stock and all outstanding Service-Vesting LTIP Units held by the NEO as of December 31, 2018 and (ii) the accelerated vesting of the NEO’s Performance-Vesting LTIP Unit award as described in the narrative above with respect to a change in control. The Performance-Vesting LTIP Unit awards were valued for each NEO by multiplying (i) the number of Performance-Vesting LTIP Units that would have been earned as if the date of the change in control occurred on December 31, 2018, by (ii) the fair market value of a share of our common stock on December 31, 2018 ($29.47). The number of Performance-Vesting LTIP Units that would have been earned as of December 31, 2018 is based on the Company’s actual TSR performance from the first day of the applicable performance period through December 31, 2018 and the target number of Core FFO Per-Share Base Units. As required by applicable disclosure rules, these values reflect a hypothetical change in control and qualifying termination occurring on December 31, 2018.

CEO PAY RATIO
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information regarding the ratio of the annual total compensation for Howard Schwimmer and Michael Frankel (our Co-CEOs) to the median of the annual total compensation of all of our employees, excluding Mr. Schwimmer and Mr. Frankel (in each case, with annual total compensation calculated in accordance with SEC rules applicable to the Summary Compensation Table). We consider the pay ratio specified below to be a reasonable estimate, calculated in a manner that is intended to be consistent with the requirements of Item 402(u) of Regulation S-K.
For 2018, our last completed fiscal year:

•	the annual total compensation of our Co-CEOs, Mr. Schwimmer and Mr. Frankel, as reported in the Summary Compensation Table above, was $4,658,429 and $4,658,429, respectively.

•	the annual total compensation of the employee who represents our median compensated employee (other than Mr. Schwimmer and Mr. Frankel) was $95,054.
Based on this information, for 2018, the annual total compensation of Mr. Schwimmer and Mr. Frankel was approximately 49 times and 49 times the median of the annual total compensation of all of our employees (other than our Co-CEOs), respectively.

Determining the Median Employee
Employee Population
We used November 1, 2018 as the reference date for identifying our median employee. As of such date, our employee population consisted of approximately 106 total employees, all of whom were located in the United States. For purposes of the pay ratio calculation, our employee population consists of all full- and part-time employees at all locations, including all temporary employees employed as of the measurement date.
Methodology for Determining Our Median Employee
To identify the median employee from our employee population, we used total annual compensation (including base salary and bonus and equity payments, as applicable), calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. In identifying the median employee, we annualized the compensation of all full-time employees and we did not make any cost-of-living adjustments.
Compensation Measure and Annual Total Compensation of Median Employee
With respect to the annual total compensation of the median employee, we calculated such employee’s compensation for 2018 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.
Annual Total Compensation of CEO
With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2018 Summary Compensation Table included in this Proxy Statement.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information as of December 31, 2018 regarding compensation plans under which our equity securities are authorized for issuance.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders(1)	918,815	(2)	—	1,832,380
Equity compensation plans not approved by security holders	—		—	—
Total	918,815		—	1,832,380
____________

(1)
Consists of the Incentive Award Plan, which was initially adopted by our Board in connection with the closing of our IPO in July 2013 and recently amended on June 11, 2018, and provides for awards of options, stock appreciation rights, restricted stock, dividend equivalents, restricted stock units, performance awards, performance share awards, Service-Vesting LTIP Units, Performance-Vesting LTIP Units, stock payments and other incentive awards to be available for employees and consultants of our Company, our operating partnership and Rexford Industrial Realty and Management, Inc. (and any of their qualifying subsidiaries) and for our directors.

(2)
Includes the following unvested securities: (i) 327,048 Service-Vesting LTIP Units and (ii) 591,767 Performance-Vesting LTIP Units, which represents the maximum number of Performance-Vesting LTIP Units that would be earned in the event that specified maximum goals are achieved. For more information on these Performance-Vesting LTIP Unit awards, see “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentives”.

STOCK OWNERSHIP
PRINCIPAL STOCKHOLDERS
The following table sets forth certain information regarding the beneficial ownership of shares of our common stock and shares of common stock into which common units of limited partnership held in our operating partnership (“common units”) are exchangeable as of April 4, 2019 for (i) each person who is the beneficial owner of 5% or more of our outstanding common stock, (ii) each of our directors and NEOs, and (iii) all of our directors and executive officers as a group. Each person named in the table has sole voting and investment power with respect to all of the shares of our common stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. The extent to which a person holds shares of common stock as opposed to units is set forth in the footnotes below.
The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or other rights (as set forth above) held by that person that are exercisable as of April 4, 2019, or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.
Unless otherwise indicated, the address of each named person is c/o Rexford Industrial Realty, Inc., 11620 Wilshire Boulevard, Suite 1000, Los Angeles, California 90025.

Name of Beneficial Owner	Number of Shares and Units Beneficially Owned	Percentage of All Shares(1)	Percentage of All Shares and Units(2)
The Vanguard Group(3) 100 Vanguard Blvd. Malvern, PA 19355	13,300,981	12.8%	12.5%
BlackRock, Inc.(4) 55 East 52nd Street New York, NY 10055	10,579,277	10.2%	9.9%
Howard Schwimmer(5)	751,907	*	*
Michael Frankel(6)	553,281	*	*
Richard Ziman(7)	325,057	*	*
Adeel Khan(8)	97,352	*	*
Robert L. Antin	31,879	*	*
Steven C. Good	20,879	*	*
Peter E. Schwab	14,984	*	*
David Lanzer(9)	14,619	*	*
Tyler H. Rose	11,435	*	*
Diana J. Ingram	2,591	*	*
All directors and executive officers as a group (10 persons)	1,823,984	1.7%	1.7%
__________________
*    Less than 1.00%.

(1)
Assumes 104,027,365 shares of common stock are outstanding as of April 4, 2019. In computing the percentage ownership of a person or group, we have assumed that all of the common units held by that person or the persons in the group have been redeemed in exchange for shares of common stock and that those shares are outstanding but that no units held by other persons have been redeemed in exchange for shares of common stock.

(2)
Computation of the percentage ownership assumes 106,490,594 shares of common stock and units, including vested Service-Vesting LTIP Units, vested Performance-Vesting LTIP Units and common units not held by us, are outstanding as of April 4, 2019, comprised of 104,027,365 shares of common stock, 1,923,319 common units held by limited partners, 276,674 vested Service-Vesting LTIP Units and 263,236 vested Performance-Vesting LTIP Units.

(3)
Based solely on information disclosed in the Schedule 13G filed with the SEC on February 11, 2019 by The Vanguard Group, Inc. (“Vanguard”) and Vanguard Fiduciary Trust Company (“VFTC”) and Vanguard Investments Australia, Ltd. (“VIA”), both wholly owned subsidiaries of Vanguard. Such report provides that Vanguard: (i) is the beneficial owner of all such shares of common stock (81,732 and 194,738 of such shares of common stock are beneficially owned as a result of its ownership of VFTC and VIA, respectively); (ii) has sole voting power with respect to 172,417 of such shares of common stock; (iii) has shared voting power with respect to 104,053 of such shares of common stock; (iv) has sole dispositive power with respect to 13,115,196 of such shares of common stock; and (v) has shared dispositive power with respect to 185,785 of such shares of common stock.

(4)
Based solely on information disclosed in the Schedule 13G/A filed with the SEC on January 31, 2019 by BlackRock, Inc. Such report provides that BlackRock, Inc.: (i) is the beneficial owner of, and has sole dispositive power with respect to, all such shares of common stock and (ii) has sole voting power with respect to 9,874,101 of such shares of common stock.

(5)
Includes 13,575 shares of common stock and 42,002 common units held by the Schwimmer Family Irrevocable Trust for which Mr. Schwimmer is a trustee and 3,700 shares of common stock and 7,275 common units held by the Schwimmer Living Trust dated December 14, 2001 for which Mr. Schwimmer is a trustee. Includes 131,062 vested Service-Vesting LTIP Units and 131,618 vested Performance-Vesting LTIP Units. Excludes 114,911 Service-Vesting LTIP Units and 239,025 Performance-Vesting LTIP Units, which do not vest, or will not be earned, within 60 days of April 4, 2019.

(6)
Includes 10,589 shares of common stock held by the Candice and Michael Frankel Family Trust for which Mr. Frankel is a trustee. Includes 131,062 vested Service-Vesting LTIP Units and 131,618 vested Performance-Vesting LTIP Units. Excludes 114,911 Service-Vesting LTIP Units and 239,025 Performance-Vesting LTIP Units, which do not vest, or will not be earned, within 60 days of April 4, 2019.

(7)
Includes 10,000 shares of common stock and 180,075 common units held by RSZ Trust for which Mr. Ziman is the trustee and 7,405 shares of common stock and 413 common units held by Mr. Ziman’s affiliates.

(8)
Includes 7,631 vested Service-Vesting LTIP Units. Excludes 64,457 Service-Vesting LTIP Units and 86,350 Performance-Vesting LTIP Units, which do not vest, or will not be earned, within 60 days of April 4, 2019. Mr. Khan also beneficially owns 5,460 shares (less than 1.0%) of the Company’s 5.875% Series A Cumulative Redeemable Preferred Stock, of which there are currently 3,600,000 shares outstanding, and 2,250 shares (less than 1.0%) of the Company’s 5.875% Series B Cumulative Redeemable Preferred Stock, of which there are currently 3,000,000 shares outstanding.

(9)
Includes 3,816 vested Service-Vesting LTIP Units. Excludes 20,360 Service-Vesting LTIP Units and 27,367 Performance-Vesting LTIP Units, which do not vest, or will not be earned, within 60 days of April 4, 2019.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. SEC regulations require us to identify anyone who failed to file a required report or filed a late report during the most recent fiscal year. Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons that no Forms 5 were required for such persons, we believe that, during the fiscal year ended December 31, 2018, our executive officers, directors and 10% stockholders complied with all Section 16(a) filing requirements applicable to them, with the following exceptions: two delinquent Form 4 filings for Diana J. Ingram covering one transaction with respect to a restricted stock grant in April 2018 and one transaction relating to an open market purchase of shares of common stock in October 2018.

RELATED-PARTY AND OTHER TRANSACTIONS INVOLVING OUR OFFICERS AND DIRECTORS
We describe below transactions and series of similar transactions, during our last fiscal year, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	any of our directors, executive officers, holders of more than 5% of our outstanding common stock or any member of their immediate family had or will have a direct or indirect material interest.
Registration Rights
In connection with the completion of our IPO, we entered into a registration rights agreement with the various persons receiving shares of our common stock and/or common units in the formation transactions and concurrent private placement, including certain of our executive officers. Pursuant to the registration rights agreement, we filed a registration statement on Form S-3 covering the resale of the shares of our common stock issued in the formation transactions and the concurrent private placement and the resale of the shares of our common stock issued or issuable, at our option, in exchange for common units issued in the formation transactions. We may, at our option, register the issuance by us of shares of our common stock under the Securities Act of 1933, as amended, in lieu of our operating partnership’s obligation to pay cash for such units. We agreed to pay all of the expenses relating to the securities registrations described above.
Tax Matters Agreement
We entered into a tax matters agreement with certain limited partners of our operating partnership, including Messrs. Ziman, Schwimmer and Frankel, (in such capacity, the “Tax Matters Representatives”). Under this agreement, our operating partnership will indemnify such limited partners for their tax liabilities (plus an additional amount equal to the taxes incurred as a result of such indemnity payment) attributable to their share of the built-in gain, as of the completion of the formation transactions, with respect to their interest in certain properties in our portfolio as of the date of our IPO if the operating partnership, without the consent of at least two of the Tax Matters Representatives, disposes of any interest with respect to such properties in a taxable transaction during the shorter of the seven-year period after the completion of our formation transactions and the date on which more than 50% of the common units originally received by any such limited partner in our formation transactions have been sold, exchanged or otherwise disposed of by the limited partner, subject to certain exceptions and limitations. In addition, if during the period ending on the twelfth anniversary of the completion of the formation transactions we fail to offer certain limited partners an opportunity to guarantee, in the aggregate, up to approximately $19 million of our outstanding indebtedness, or if we fail to make commercially reasonable efforts to provide such partners who continue to own at least 50% of the common units originally received by such partners in the formation transactions with an opportunity to guarantee debt after this period, our operating partnership will be required to indemnify such limited partners against their resulting tax liabilities (plus an additional amount equal to the taxes they incur as a result of such indemnity payment). Messrs. Ziman, Schwimmer and Frankel will have the opportunity to guarantee up to approximately $1.2 million, $5.5 million and $3.1 million respectively, of our outstanding indebtedness pursuant to the tax matters agreement. Among other things, this opportunity to guarantee debt is intended to allow the participating limited partners to defer the recognition of gain in connection with our formation transactions. The sole and exclusive rights and remedies of any limited partner under the tax matters agreement shall be a claim against our operating partnership for such limited partner’s tax liabilities as calculated in the tax matters agreement, and no limited partner shall be entitled to pursue a claim for specific performance or bring a claim against any person that acquires a property from our operating partnership in violation of the tax matters agreement.

Employment Agreements
We entered into employment agreements with certain of our NEOs, which will provide for salary, bonus and other benefits, including severance upon a termination of employment under certain circumstances. The material terms of the employment agreements with our NEOs are described above under the heading “Executive Compensation.”
Property Management Agreements
As of December 31, 2018, Mr. Schwimmer owned interests in 18 properties representing approximately 1.0 million rentable square feet that were not part of the Company’s consolidated portfolio. These properties are managed by Rexford Industrial Realty and Management, Inc., a wholly owned subsidiary of our operating partnership (our “services company”) pursuant to property management agreements. In 2018, these management services generated revenues of $383,000 for the services company. Conflicts of interest may exist or could arise in the future as a result of this relationship, including the decision of whether to extend, terminate or re-negotiate these property management agreements.
Purchase and Sale Agreement
On November 30, 2017, we entered into a purchase and sale agreement (the "Agreement") with 6110-6114 Cahuenga Avenue, LLC (the "Buyer "), which was subsequently amended on January 2, 2018, for the sale of our property located at 200-220 South Grand Avenue for a contract price of approximately $4.5 million. This property was actively marketed for sale. The sale of such property was completed on March 7, 2018. Larry Schwimmer is the general partner of the Buyer and father of Howard Schwimmer, our Co-CEO. Prior to entering into the Agreement, the relevant facts and circumstances relating to this transaction were presented to our Audit Committee, in accordance with our corporate governance guidelines (as described below under “—Review and Approval of Transactions With Related Persons”), and to our Board. This transaction was unanimously approved by our Audit Committee in accordance with our corporate governance guidelines.
Equity Incentive Award Plan
In connection with the formation transactions, we adopted a cash and equity-based incentive award plan for our directors, officers, employees and consultants. The material terms of equity awards granted pursuant to the plan are described above under the heading “Executive Compensation.”
Indemnification of Officers and Directors
Upon completion of our IPO, our charter and Bylaws provided for certain indemnification rights for our directors and officers and we entered into indemnification agreements with each of our executive officers and directors, providing for procedures for indemnification and advancements by us of certain expenses and costs relating to claims, suits or proceedings arising from their service to us or, at our request, service to other entities, as officers, directors, partners, trustees, managers or members to the maximum extent permitted by Maryland law. We also entered into indemnification agreements with Messrs. Schwab and Rose upon their appointment by the Board to serve as directors.

REVIEW AND APPROVAL OF TRANSACTIONS WITH RELATED PERSONS
We have operated under our Code of Business Conduct and Ethics policy since our IPO in July 2013. As part of our Code of Business Conduct and Ethics, our officers, directors and employees are expected to engage in honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.
We have adopted a written policy regarding the review, approval and ratification of any related party transaction. Under this policy, our Audit Committee will review the relevant facts and circumstances of each related party transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third party before approving such transaction. Any related party transaction shall be consummated and shall continue only if the Audit Committee or our Board of Directors has approved or ratified the transaction in accordance with the guidelines set forth in the policy. For purposes of our policy, a “Related Party Transaction” is (i) a transaction, arrangement or relationship, including any indebtedness or guarantee of indebtedness, (or any series of similar transactions, arrangements or relationships) in which we (including any of our subsidiaries) was, is or will be a participant, and in which any Related Party (as defined below) had, has or will have a direct or indirect interest or (b) any amendment or modification to such a transaction, arrangement or relationship, regardless of whether such transaction, arrangement or relationship has previously been approved in accordance with our policy. For purposes of this policy, a “Related Party” is:

•	any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer of ours or a nominee to become a director of ours;

•
any person who is (or was) the beneficial owner of more than 5% of any class of our voting securities when the Related Party Transaction in question is expected to occur or exist (or when it occurred or existed);

•
any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in- law of such director, executive officer, nominee or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner; and

•
any firm, corporation or other entity in which any of the foregoing persons is employed or is a director, officer, general partner or principal or serves in a similar position or in which such person has a 5% or greater beneficial ownership interest.

INCORPORATION BY REFERENCE
The Audit Committee Report reference to the independence of the Audit Committee members, portions of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and any information included on our website, included or described in the preceding pages are not deemed filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by us under the Exchange Act, except to the extent that we specifically incorporate such information by reference.

DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS
Under the rules of the SEC, we are permitted to use a method of delivery often referred to as “householding.” Householding permits us to mail a single set of proxy materials to any household in which two or more different stockholders reside and are members of the same household or in which one stockholder has multiple accounts. If we household materials for future meetings, then only one copy of our Annual Report and Proxy Statement will be sent to multiple stockholders who share the same address and last name, unless we have received contrary instructions from one or more of those stockholders. In addition, we have been notified that certain intermediaries (i.e., brokers, banks or other nominees) will household proxy materials for the Annual Meeting. For voting purposes, a separate proxy card will be included for each account at the shared address. We will deliver promptly, upon oral or written request, a separate copy of the Annual Report and Proxy Statement to any stockholder at the same address. If you wish to receive a separate copy of the Annual Report and Proxy Statement, or future annual reports and Proxy Statements, then you may contact our Investor Relations Department by: (a) mail at Rexford Industrial Realty, Inc., Attention: Investor Relations, 11620 Wilshire Boulevard, Suite 1000, Los Angeles, California 90025, (b) telephone at (424) 256-2153 ext. 401, or (c) e-mail at investorrelations@rexfordindustrial.com. You can also contact your broker, bank or other nominee to make a similar request. Stockholders sharing an address who now receive multiple copies of our Annual Report and Proxy Statement may request delivery of a single copy by contacting us as indicated above, or by contacting their broker, bank or other nominee, provided the broker, bank or other nominee has elected to household proxy materials.

STOCKHOLDER PROPOSALS
2019 Annual Meeting Proposals
Our Bylaws provide that nominations of individuals for election as directors and proposals of other business to be considered at an annual meeting of our stockholders may be made only pursuant to our notice of the meeting, by or at the direction of our Board or by a stockholder who was a stockholder of record both at the time the stockholder provides the notice required by our Bylaws and at the time of the annual meeting, who is entitled to vote at the meeting in the election of each individual so nominated or such other business and who has complied with certain disclosure requirements and other procedures provided for in our Bylaws. We did not receive notice of any nominations or proposals to be made at the Annual Meeting within the time period required by our Bylaws and our Board does not know of any matters that may properly be presented at the Annual Meeting other than the proposals discussed in this Proxy Statement and any procedural matters relating to these proposals.
2020 Annual Meeting Proposals
Stockholders who wish to have proposals considered for inclusion in the Proxy Statement and form of proxy for our 2020 Annual Meeting pursuant to Rule 14a-8 under the Exchange Act must cause their proposals to be received in writing by our General Counsel and Secretary at the address set forth on the first page of this Proxy Statement no later than December 17, 2019. Any proposal should be addressed to our General Counsel and Secretary and may be included in next year’s proxy materials only if such proposal complies with the rules and regulations promulgated by the SEC. Nothing in this section shall be deemed to require us to include in our Proxy Statement or our proxy relating to any annual meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the SEC.

In addition, our Bylaws currently require that we be given advance written notice of nominations for election as directors and other matters that stockholders wish to present for action at an annual meeting of stockholders (other than matters included in our proxy materials in accordance with Rule 14a-8 under the Exchange Act). Our Secretary must receive such notice at the address set forth on the first page of this Proxy Statement not later than the close of business on December 17, 2019 and no earlier than November 17, 2019 for nominations and other matters to be presented at the 2020 annual meeting of our stockholders. However, in the event that the 2020 annual meeting is held before April 28, 2020 or after June 27, 2020, for notice by a stockholder to be timely it must be received no earlier than 150 days prior to the date of the 2020 annual meeting and not later than 5:00 p.m., Eastern Time, on the later of (a) 120 days prior to the date of the 2020 annual meeting and (b) the tenth day following the day on which we first made a public announcement of the date of such meeting.

OTHER MATTERS
Our Board of Directors knows of no other matters that may properly be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting or any continuation, postponement or adjournment of the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their discretion. It is important that the proxies be returned promptly and that you be represented. Stockholders are urged to authorize a proxy promptly by either electronically submitting a proxy or voting instruction card over the internet or by telephone or by delivering to us or your broker a signed and dated proxy card.
By Order of the Board of Directors,

David Lanzer
General Counsel and Secretary
Los Angeles, California
April 15, 2019

APPENDIX A - RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
FFO, Core FFO and Core FFO Per Share
FFO
We calculate FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). FFO represents net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable operating property, real estate related depreciation and amortization (excluding amortization of deferred financing costs), impairment write-downs of depreciable real estate, and after adjustments for unconsolidated partnerships and joint ventures.
Management uses FFO as a supplemental performance measure because, in excluding real estate related depreciation and amortization, gains and losses from property dispositions, and asset impairments, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. We also believe that, as a widely recognized measure of performance used by other REITs, FFO may be used by investors as a basis to compare our operating performance with that of other REITs.
However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effects and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited. Other equity REITs may not calculate or interpret FFO in accordance with the NAREIT definition as we do, and, accordingly, our FFO may not be comparable to such other REITs’ FFO. FFO should not be used as a measure of our liquidity and is not indicative of funds available for our cash needs, including our ability to pay dividends.
Core FFO
We also present Core FFO by adjusting FFO to exclude the impact of certain items that we do not consider indicative of our on-going operating performance. For the year ended December 31, 2018, Core FFO adjustments consisted of approximately $0.3 million of acquisition expenses. We believe that Core FFO is a useful supplemental measure as it provides a more meaningful and consistent comparison of our operating performance and allows investors to more easily compare our operating results.

Core FFO per diluted share
Core FFO per diluted share is calculated as Core FFO available to common stockholders divided by the weighted average shares of common stock outstanding – diluted.
The following table sets forth a reconciliation of net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, to FFO, Core FFO and Core FFO per diluted share for the year ended December 31, 2018 (unaudited and in thousands, except per share amounts):

Year Ended December 31, 2018
Net income	$47,075
Add:
Depreciation and amortization	80,042
Deduct:
Gain on sale of real estate	(17,222)
FFO	109,895
Add:
Acquisition expenses	318
Core FFO	110,213
Less: preferred stock dividends	(9,694)
Less: Core FFO attributable to noncontrolling interests(1)	(2,302)
Less: Core FFO attributable to participating securities(2)	(645)
Core FFO available to common stockholders	$97,572
Core FFO per diluted share	$1.12
Weighted-average shares of common stock outstanding - diluted	87,336

(1)	Noncontrolling interests represent holders of outstanding common units of the Company’s operating partnership that are owned by unit holders other than us.

(2)	Participating securities include unvested shares of restricted stock, unvested Service-Vesting LTIP Units and unvested Performance-Vesting LTIP Units.

NOI and Cash NOI (Including our Same Property Portfolio)
NOI
NOI is a non-GAAP measure, which includes the revenue and expense directly attributable to our real estate properties. NOI is calculated as total rental revenues from real estate operations including i) rental income, ii) tenant reimbursements, and iii) other income less property expenses (before interest expense, depreciation and amortization). We use NOI as a supplemental performance measure because, in excluding real estate depreciation and amortization expense and gains (or losses) from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. We also believe that NOI will be useful to investors as a basis to compare our operating performance with that of other REITs. However, because NOI excludes depreciation and amortization expense and captures neither the changes in the value of our properties that result from use or market conditions, nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties (all of which have real economic effect and could materially impact our results from operations), the utility of NOI as a measure of our performance is limited. Other equity REITs may not calculate NOI in a similar manner and, accordingly, our NOI may not be comparable to such other REITs’ NOI. Accordingly, NOI should be considered only as a supplement to net income as a measure of our performance. NOI should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs. NOI should not be used as a substitute for cash flow from operating activities in accordance with GAAP.
Cash NOI
NOI on a cash-basis (“Cash NOI”) is a non-GAAP measure, which we calculate by adding or subtracting from NOI (i) fair value lease revenue and (ii) straight-line rent adjustment. We use Cash NOI, together with NOI, as a supplemental performance measure. Cash NOI should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs. Cash NOI should not be used as a substitute for cash flow from operating activities computed in accordance with GAAP.
Same Property Portfolio NOI and Same Property Portfolio Cash NOI
Same Property Portfolio NOI and Same Property Portfolio Cash NOI represents the NOI and Cash NOI for a subset of our consolidated portfolio and includes the NOI and Cash NOI attributable to properties that were wholly-owned by us as of January 1, 2017 and still owned by us as of December 31, 2018.

The following table sets forth the revenue and expense items comprising Same Property Portfolio NOI and the adjustments to calculate Same Property Portfolio Cash NOI for the years ended December 31, 2018 and 2017 (unaudited and in thousands):

	Year Ended December 31,
	2018	2017
Rental income	$127,628	$117,110
Tenant reimbursements	21,260	19,509
Other income	755	753
Total operating revenues	149,643	137,372
Property expenses	(36,645)	(35,238)
Same Property Portfolio NOI	$112,998	$102,134
Straight line rental revenue adjustment	(3,395)	(3,807)
Amortization of above/below market lease intangibles	(537)	(539)
Same Property Portfolio Cash NOI	$109,066	$97,788
The following table sets forth a reconciliation of net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, to NOI, Same Property Portfolio NOI and Same Property Portfolio Cash NOI for the years ended December 31, 2018 and 2017 (unaudited and in thousands):

	Year Ended December 31,
	2018	2017
Net income	$47,075	$41,700
Add:
General and administrative	25,194	21,610
Depreciation and amortization	80,042	64,852
Acquisition Expenses	318	454
Interest expense	25,416	20,209
Deduct:
Management, leasing and development services	473	493
Interest income	1,378	445
Equity in income from unconsolidated real estate entities	—	11
Gain on extinguishment of debt	—	25
Gain on sale of real estate	17,222	29,573
NOI	$158,972	$118,278
Non-Same Property Portfolio operating revenues	(61,000)	(23,045)
Non-Same Property Portfolio property expenses	15,026	6,901
Same Property Portfolio NOI	$112,998	$102,134
Straight line rental revenue adjustment	(3,395)	(3,807)
Amortization of above/below market lease intangibles	(537)	(539)
Same Property Portfolio Cash NOI	$109,066	$97,788

ANNUAL MEETING OF STOCKHOLDERS OF
REXFORD INDUSTRIAL REALTY, INC.
Important Notice Regarding the Internet Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 28, 2019
The Notice of Annual Meeting, Proxy Statement, 2018 Annual Report and other SEC filings are available at the investor relations page of our website at www.rexfordindustrial.com.
PLEASE DATE, SIGN AND MAIL YOUR PROXY CARD IN
THE ENVELOPE PROVIDED AS SOON AS POSSIBLE.

Signature of Stockholder Date: Signature of Stockholder Date:
Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. PROXY VOTING INSTRUCTIONS Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSALS 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x COMPANY NUMBER ACCOUNT NUMBER NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/18440/ INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. Vote online/phone until 11:59 PM EST the day before the meeting. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting. GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. ANNUAL MEETING OF STOCKHOLDERS OF REXFORD INDUSTRIAL REALTY, INC. May 28, 2019
1. Election of Directors:
Richard S. Ziman
Howard Schwimmer
Michael S. Frankel
Robert L. Antin
Steven C. Good
Diana J. Ingram
Tyler H. Rose
Peter E. Schwab
2. The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.
3. The advisory resolution to approve the Company's named executive officer compensation, as described in the Rexford Industrial Realty, Inc. Proxy Statement. NOTE: At their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof. FOR AGAINST ABSTAIN

REXFORD INDUSTRIAL REALTY, INC.
Annual Meeting of Stockholders
May 28, 2019 at 8:00 A.M. Pacific Time
This proxy is solicited by the Board of Directors
The undersigned hereby appoints Michael Frankel and Howard Schwimmer, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of Rexford Industrial Realty, Inc., to be held on May 28, 2019 at 8:00 a.m. at the offices of Rexford Industrial Realty, Inc. at 11620 Wilshire Boulevard, Suite 1000, Los Angeles, CA 90025.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.
(Continued and to be signed on the reverse side.)i